Filed pursuant to Rule 424(b)(3)

Registration No. 333-271470

Prospectus

18,415,379 Shares

MetaWorks Platforms, Inc.

Common Stock
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The selling stockholders identified in this prospectus may offer and sell up to: (i) 11,237,857 shares of our common stock and (ii) 7,177,522 shares of our common stock that may be issued upon exercise of warrants. The shares of our common stock and warrants were acquired by the selling stockholders directly from us in private placements or in private transactions with stockholders of our company that were exempt from the registration requirements of the Securities Act of 1933.

The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Our common stock is quoted on the OTCQB operated by the OTC Markets Group and is listed on the Canadian Securities Exchange under the trading symbol “MWRK”.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. If we receive proceeds upon exercise of the warrants, we intend to use the proceeds for working capital and general corporate purposes. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 9, 2023.

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About This Prospectus

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, or any sale of a security.

As used in this prospectus, the terms “we”, “us”, “our”, “MetaWorks” and “MWRK” mean MetaWorks Platforms, Inc. and its wholly-owned subsidiaries, CurrencyWorks USA Inc. and EnderbyWorks, LLC, and its majority-owned subsidiary, Motoclub LLC, unless otherwise specified. Unless otherwise stated, “$” refers to United States dollars and “CDN$” refers to Canadian dollars.

Prospectus Summary

Our Business

We aim to build and operate a full-service blockchain platform for non-fungible tokens (NFTs), digital currencies, digital assets and security tokens.

Since 2017, our services and development business provide a turnkey set of services for companies to develop and integrate blockchain and payment technologies into their business operations. We intend to offer fintech (financial technology) services and infrastructure offerings in key categories, including: digital currencies; digital assets including NFTs; and, digital securities.

Our business builds and operates FinTech Platforms-as-a-Service for digital currencies, digital securities tokens and digital assets. We anticipate that we will enable companies to digitize, sell and manage new or existing asset classes on blockchain infrastructure, transact in digital/cryptocurrencies (payments, rewards and credit infrastructure), issue or create digital/crypto assets and/or manage their digital/crypto assets (non-fungible tokens, fungible cold storage, mining).

Fintech encompasses innovative technologies and infrastructure for the financial sector including sectors such as payments, banking, trading, funds and eCommerce.

Blockchain is a continuously growing list of records called blocks, which are linked and secured using cryptography. Each block contains typically a hash pointer as a link to a previous block, a timestamp and transaction data. By design, blockchains are inherently resistant to modification of the data. Functionally, a blockchain can serve as an open, distributed ledger that can record transactions between two parties efficiently and in a verifiable and permanent way. For use as a distributed ledger, a blockchain is typically managed by a peer-to-peer network collectively adhering to a protocol for validating new blocks. Once recorded, the data in any given block cannot be altered retroactively without the alteration of all subsequent blocks and a collusion of the network majority. Blockchains are secure by design and are an example of a distributed computing system and decentralization can be achieved with a blockchain. This makes blockchains potentially suitable for the recording of events, medical records and other record management activities, such as identity management, documenting provenance, digital asset registration and transaction processing.

Our core revenue streams are expected to remain as consulting revenues and transaction fees. We may also earn equity stakes as payment for our services, to the extent permitted under applicable law.

Our principal offices are located at 3250 Oakland Hills Court, Fairfield, CA 94534. Our telephone number is (424) 570-9446.

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Number of Shares Being Offered

The selling stockholders identified in this prospectus may offer and sell up to: (i) 11,237,857 shares of our common stock and (ii) 7,177,522 shares of our common stock that may be issued upon exercise of warrants. The shares of our common stock and warrants were acquired by the selling stockholders directly from us in private placements or in private transactions with stockholders of our company that were exempt from the registration requirements of the Securities Act of 1933.

Number of Shares Outstanding

There were 98,690,066 shares of our common stock issued and outstanding as at May 9, 2023.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. If we receive proceeds upon exercise of the warrants, we intend to use the proceeds for working capital and general corporate purposes. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

Summary of Financial Data

The following information represents selected financial information for our company for the years ended December 31, 2022 and 2021. The summarized financial information presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 27 of this prospectus.

Statements of Operations Data	Year Ended December 31, 2022	Year Ended December 31, 2021
Total Revenues	$1,835,773	$472,435
Total Operating Expenses	$5,528,831	$10,508,073
Net Loss from Operations	$(3,693,058)	$(10,035,638)

Balance Sheets Data	As of December 31, 2022	As of December 31, 2021
Cash and Cash Equivalents	$34,941	$567,030
Working Capital (Deficit)	$(562,541)	$(492,679)
Total Assets	$1,620,170	$5,335,874
Total Liabilities	$1,587,773	$1,724,499
Accumulated Deficit	$(41,428,167)	$(35,248,384)
Total Stockholders’ Equity	$32,397	$3,611,375

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Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing our common stock. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

General Cryptocurrency Risks

Cryptocurrency exchanges and other trading venues are relatively new and, in most cases, largely unregulated and may therefore be subject to fraud and failures.

When cryptocurrency exchanges or other trading venues are involved in fraud or experience security failures or other operational issues, such events could result in a reduction in cryptocurrency prices or confidence and impact our success and have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects and operations.

Cryptocurrency market prices depend, directly or indirectly, on the prices set on exchanges and other trading venues, which are new and, in most cases, largely unregulated as compared to established, regulated exchanges for securities, commodities or currencies. For example, during the past three years, a number of bitcoin exchanges have closed due to fraud, business failure or security breaches. In many of these instances, the customers of the closed exchanges were not compensated or made whole for partial or complete losses of their account balances. While smaller exchanges are less likely to have the infrastructure and capitalization that may provide larger exchanges with some stability, larger exchanges may be more likely to be appealing targets for hackers and “malware” (i.e., software used or programmed by attackers to disrupt computer operation, gather sensitive information or gain access to private computer systems) and may be more likely to be targets of regulatory enforcement action. We do not maintain any insurance to protect from such risks, and do not expect any insurance for customer accounts to be available (such as federal deposit insurance) at any time in the future, putting customer accounts at risk from such events. In the event we face fraud, security failures, operational issues or similar events such factors would have a material adverse effect on our ability of to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects and operations.

Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations.

As cryptocurrencies have grown in both popularity and market size, governments around the world have reacted differently to cryptocurrencies, with certain governments deeming them illegal while others have allowed their use and trade.

Governments may in the future regulate, curtail or outlaw the ability for acquisition, use or redemption of cryptocurrencies. Ownership of, holding or trading in cryptocurrencies may then be considered illegal and subject to sanction. Governments may also take regulatory action that may increase the cost and/or subject cryptocurrency companies to additional regulation. Similar actions by governments or regulatory bodies could result in restriction of the acquisition, ownership, holding, selling, use or trading in our securities. The effect of any future regulatory change on our business or any cryptocurrency that may impact our business is impossible to predict, but such change could be substantial and would have a material adverse effect on our business, prospects and operations.

On-going and future regulatory actions and regulatory change related to our business or cryptocurrencies, may impact our ability to continue to operate and such actions could affect our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations.

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The development and acceptance of cryptographic and algorithmic protocols governing the issuance of and transactions in cryptocurrencies is subject to a variety of factors that are difficult to evaluate.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs digital assets based upon a computer-generated mathematical and/or cryptographic protocol. The growth of this industry in general, and the use of cryptocurrencies in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur and is unpredictable. The factors include, but are not limited to:

●	Continued worldwide growth in the adoption and use of cryptocurrencies;
●	Governmental and quasi-governmental regulation of cryptocurrencies and their use, or restrictions on or regulation of access to and operation of the network or similar cryptocurrency systems;
●	Changes in consumer demographics and public tastes and preferences;
●	The maintenance and development of the open-source software protocol of the network;
●	The availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;
●	Maintenance and development of crypto systems requires a large draw of power and secure battery back-up systems, development of these related products has significant environmental impacts that could negatively impact public popularity;
●	General economic conditions and the regulatory environment relating to digital assets; and
●	Negative consumer sentiment and perception of bitcoin specifically and cryptocurrencies generally.

Such events would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors in our securities.

Banks and financial institutions may not provide banking services, or may cut off services, to businesses that provide cryptocurrency-related services or that accept cryptocurrencies as payment, including financial institutions of investors in our securities.

A number of companies that provide bitcoin and/or other cryptocurrency-related services have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, a number of companies and individuals or businesses associated with cryptocurrencies may have had and may continue to have their existing bank accounts closed or services discontinued with financial institutions. We also may be unable to obtain or maintain these services for our business. The difficulty that many businesses that provide bitcoin and/or other cryptocurrency-related services have and may continue to have in finding banks and financial institutions willing to provide them services may be decreasing the usefulness of cryptocurrencies as a payment system and harming public perception of cryptocurrencies and could decrease its usefulness and harm its public perception in the future. Similarly, the usefulness of cryptocurrencies as a payment system and the public perception of cryptocurrencies could be damaged if banks or financial institutions were to close the accounts of businesses providing bitcoin and/or other cryptocurrency-related services. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and commodities exchanges, the over the counter market and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could result in the inability of our investors to open or maintain stock or commodities accounts, including the ability to deposit, maintain or trade our securities. Such factors would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and harm investors.

The impact of geopolitical events on the supply and demand for cryptocurrencies is uncertain.

Crises may motivate large-scale purchases of cryptocurrencies which could increase the price of cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior wanes, adversely affecting the value of any cryptocurrencies we hold or expect to acquire for our own account. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold.

As an alternative to gold or fiat currencies that are backed by central governments, cryptocurrencies, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is uncertain but could be harmful to us and investors in our securities. Nevertheless, political or economic crises may motivate large-scale acquisitions or sales of cryptocurrencies either globally or locally. Such events would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account.

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Acceptance and/or widespread use of cryptocurrency is uncertain.

Currently, there is a relatively small use of bitcoins and/or other cryptocurrencies in the retail and commercial marketplace for goods or services. In comparison there is relatively large use by speculators contributing to price volatility.

The relative lack of acceptance of cryptocurrencies in the retail and commercial marketplace limits the ability of end-users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account.

Political or economic crises may motivate large-scale sales of Bitcoins and Ethereum, or other cryptocurrencies, which could result in a reduction in value and adversely affect us.

There was much volatility in the digital assets industry during 2022 and 2021. During 2022 there was the collapse of FTX, a major exchange, which led the crypto market cap to decline by billions of U.S. dollars in only a few days. Large-scale sales of bitcoins and Ethereum or other cryptocurrencies would result in a reduction in their value and could adversely affect us. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

It may be illegal now, or in the future, to acquire, own, hold, sell or use bitcoins, Ethereum, or other cryptocurrencies, participate in the blockchain or utilize similar digital assets in one or more countries, the ruling of which would adversely affect us.

Although currently bitcoins, Ethereum, and other cryptocurrencies, blockchain and digital assets generally are not regulated or are lightly regulated in most countries, including the United States, one or more countries such as China and Russia may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these digital assets or to exchange these digital assets for fiat currency. Such restrictions may adversely affect us. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

If regulatory changes or interpretations require the regulation of digital assets under the securities laws of the United States or elsewhere, including the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940 or similar laws of other jurisdictions and interpretations by the SEC, CFTC, IRS, Department of Treasury or other agencies or authorities, we may be required to register and comply with such regulations, including at a state or local level. To the extent that we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary expense or burdens to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to us.

Current and future legislation and SEC rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which digital assets are viewed or treated for classification and clearing purposes. In particular, digital assets may not be excluded from the definition of “security” by SEC rulemaking or interpretation requiring registration of all transactions, unless another exemption is available, including transacting in digital assets amongst owners and require registration of trading platforms as “exchanges”. We cannot be certain as to how future regulatory developments will impact the treatment of digital assets s under the law. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Any such action may adversely affect an investment in us. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any digital assets we hold or expect to acquire for our own account and harm investors.

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Lack of liquid markets, and possible manipulation of blockchain/cryptocurrency based assets may adversely affect us.

Digital assets that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers, requiring them to be subjected to rigorous listing standards and rules and monitoring investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The more lax a distributed ledger platform is about vetting issuers of digital assets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of digital assets. These factors may decrease liquidity or volume, or increase volatility of digital securities or other assets trading on a ledger-based system, which may adversely affect us. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

Risks Related to Our Business

We have an evolving business model.

As fintech and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. As a result, to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our product mix and service offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

The loss or potential loss of our exclusion from regulation pursuant to the Investment Company Act of 1940, the Investment Advisors Act of 1940 or any related state exemptions, could require us to restructure our operations.

The SEC heavily regulates the manner in which “investment companies,” “investment advisors,” and “broker-dealers” are permitted to conduct their business activities. We believe we will conduct our business in a manner that does not result in us being characterized as an investment company, an investment advisor or a broker-dealer, as we do not believe that we will engage in any of the activities that require registration under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or any similar provisions under state law. We intend to continue to conduct our business in such manner. If, however, we are deemed to be an investment company, an investment advisor, or a broker-dealer, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would affect our business to a material degree. The loss or potential loss of our exclusion from regulation pursuant to the Investment Company Act of 1940, the Investment Advisors Act of 1940 or any related state exemptions, could require us to restructure our operations, which could have an adverse effect on our financial condition and results of operations. In addition, we are determined to have engaged in activities that require any such registration, without obtaining such registration, we could be subject to civil and/or criminal liability, which could have an adverse effect on our financial condition and results of operations.

Cryptocurrency inventory, including that maintained by or for us, may be exposed to cybersecurity threats and hacks.

As with any computer code generally, flaws in cryptocurrency codes may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Flaws in and exploitations of the source code allow malicious actors to take or create money have previously occurred. To date, several hackings have become public knowledge whereby hackers have exploited security vulnerabilities in computer code used by cryptocurrency exchanges, digital wallets and companies that hold cryptocurrency to steal the equivalent of hundreds of millions of dollars based on current exchange rates. Such events would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account.

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Competing fintech and blockchain platforms and technologies may adversely affect our business.

The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. This may adversely affect us and our exposure to various blockchain technologies. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

Competition in our market could harm our business.

Many of our current and potential competitors may have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than we do. Accordingly, these competitors may be able to spend greater amounts on product development, marketing and distribution. This advantage could enable our competitors to acquire larger market share and develop and offer more competitive products and services. Such competition could adversely impact our ability to attain the financing necessary for us to develop our business plan. In the face of competition, we may not be successful in sufficient market share to make our business profitable.

The cryptocurrency assets we hold may be subject to loss, theft or restriction on access.

There is a risk that some or all of the cryptocurrency assets we hold from time to time could be lost or stolen. Access to the cryptocurrency assets we hold from time to time could also be restricted by cybercrime (such as a denial of service attack) against a service at which we maintain a hosted online wallet. Any of these events may adversely affect our operations and, consequently, our investments and profitability. The loss or destruction of a private key required to access our digital wallets may be irreversible and we may be denied access for all time to our cryptocurrency holdings. Our loss of access to our private keys or our experience of a data loss relating to our digital wallets could adversely affect our investments and assets.

Cryptocurrencies are controllable only by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. We will publish the public key relating to digital wallets in use when we verify the receipt of transfers and disseminate such information into the network, but we will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, we will be unable to access the cryptocurrency assets we hold from time to time and such private keys will not be capable of being restored by any network. Any loss of private keys relating to digital wallets used to store the cryptocurrency assets we hold from time to time would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account.

Incorrect or fraudulent coin transactions may be irreversible.

Cryptocurrency transactions are irrevocable and stolen or incorrectly transferred coins may be irretrievable. As a result, any incorrectly executed or fraudulent coin transactions could adversely affect our investments and assets.

Coin transactions are not, from an administrative perspective, reversible without the consent and active participation of the recipient of the transaction. In theory, cryptocurrency transactions may be reversible with the control or consent of a majority of processing power on the network. Once a transaction has been verified and recorded in a block that is added to the blockchain, an incorrect transfer of a coin or a theft of coin generally will not be reversible and we may not be capable of seeking compensation for any such transfer or theft. It is possible that, through computer or human error, or through theft or criminal action, our coins could be transferred in incorrect amounts or to unauthorized third parties, or to uncontrolled accounts. Such events would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account.

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There is limited precedence and lack of authoritative guidance on digital assets.

Since there has been limited precedence set for the financial accounting of digital assets, it is unclear how we will be required to account for digital asset transactions or assets. Furthermore, a change in regulatory or financial accounting standards could result in the necessity to restate our financial statements. Such a restatement could negatively impact our business, prospects, financial condition and results of operation. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

The current state of capital markets, particularly for small companies, is expected to reduce our ability to obtain the financing necessary to continue our business. If we cannot raise the funds that we need to operate and expand our new business, we may go out of business and investors may lose their entire investment in us.

Like other smaller companies, we face difficulties in raising capital for our continued operations and to operate and expand our new business. We may not be able to raise money through the sale of our equity securities or through borrowing funds on terms we find acceptable.

We have had negative cash flows from operations and if we are not able to obtain further financing, our business operations may fail.

We had cash and cash equivalents in the amount of $34,941 and working capital deficit of $562,541 as of December 31, 2022, and cash and cash equivalents of $567,030 and working deficit of $492,679 as of December 31, 2021. We anticipate that we will require additional financing while we operate our business. Further, we anticipate that we will not have sufficient capital to fund our ongoing operations for the next twelve months. We would likely secure any additional financing necessary through a private placement of our common stock or through debt financing. There can be no assurance that any financing will be available to us, or, even if it is, if it will be offered on terms and conditions acceptable to us. Our inability to obtain additional financing in a sufficient amount when needed and upon terms and conditions acceptable to us, could have a material adverse effect upon us. If additional funds are raised by issuing equity securities, dilution to existing or future stockholders will result. If adequate funds are not available on acceptable terms when needed, we may be required to delay, scale back or eliminate the expansion of our new business.

Our chief financial officer devotes approximately 50% of his working time to our company.

Swapan Kakumanu, our chief financial officer, devotes approximately 50% of his working time, or approximately up to 20 hours per week, to our company. Because Mr. Kakumanu works only part-time, instances may occur where he may not be immediately available to provide solutions to problems or address concerns that arise in the course of us conducting our business and thus adversely affect our business. In addition, Mr. Kakumanu can become subject to conflicts of interest because he devotes part of his working time to other business endeavors, including consulting relationships with other entities, and have responsibilities to these other entities. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Because of these relationships, Mr. Kakumanu could be subject to conflicts of interest.

The directors and officers of our company, including Mr. Kakumanu, are aware of the existence of laws governing the accountability of directors and officers for corporate opportunity and requiring disclosures by the directors and officers of conflicts of interest, and we will rely upon such laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of our directors and officers. All such conflicts are to be disclosed by such directors or officers in accordance with applicable laws and the directors and officers are to govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

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Risks Related to Our Common Stock

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 400,000,000 shares of common stock, of which 98,690,066 shares of common stock were issued and outstanding as of May 9, 2023. Our board of directors has the authority to cause us to issue additional shares of common stock without consent of our stockholders. Consequently, stockholders may experience dilution in their ownership of our stock in the future.

If the outstanding stock options or warrants are exercised, then we would be required to issue additional shares of our common stock, which will result in dilution to our stockholders’ ownership of our stock.

Because we do not intend to pay any cash dividends on our common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, our results of operations, cash flows and financial condition, operating and capital requirements, and other factors the board considers relevant. We may never pay any dividends. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Our stock is a penny stock. Trading of our stock is restricted by the SEC’s penny stock regulations, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined in Rule 15g-9) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

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Risks related to Covid-19

Our business could be adversely affected by the effects of health epidemics, including the global COVID-19 pandemic.

On March 11, 2020, the Coronavirus COVID-19 (“COVID-19”) outbreak was declared a pandemic by the World Health Organization. This has resulted in governments worldwide, including the United States government and the Canadian government, enacting emergency measures to combat the spread of the virus. These measures include implementation of travel bans, self-imposed quarantine periods and social distancing, which are causing material disruption to businesses globally, resulting in an economic slowdown. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. While some of these restrictions are being lifted in stages, significant economic uncertainties persist which require increased judgment for many of the Company’s estimates and assumptions.

However, the ultimate effects of how the outbreak will impact our business in future periods cannot be reasonably estimated at this time. Management has been closely monitoring its investment portfolios and overall operating results.

Forward-Looking Statements

This prospectus contains forward-looking statements. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “intend”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, which may cause our company’s or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Use of Proceeds

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. We may, however, receive proceeds upon exercise of the warrants by the selling stockholders. If we receive proceeds upon exercise of the warrants, we intend to use the proceeds for working capital and general corporate purposes. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of their legal counsel applicable to the sale of their shares.

The Offering

The selling stockholders identified in this prospectus may offer and sell up to: (i) 11,237,857 shares of our common stock and (ii) 7,177,522 shares of our common stock that may be issued upon exercise of warrants. The shares of our common stock and warrants were acquired by the selling stockholders directly from us in private placements or in private transactions with stockholders of our company that were exempt from the registration requirements of the Securities Act of 1933.

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March 2023 Private Placements

On March 31, 2023, we completed a private placement of an aggregate of 8,600,000 units at a price of $0.044 per unit for aggregate gross proceeds of $378,400. Each unit was comprised of one share of our common stock and one-half of one transferable common stock purchase “A” warrant and one-half of one transferable common stock purchase “B” warrant. Each whole common stock purchase “A” warrant is exercisable into one additional share of our common stock at an exercise price of $0.35 for a period of six months following the date of the closing. Each whole common stock purchase “B” warrant is exercisable into one additional share of our common stock at an exercise price of $1.00 for a period of nine months after the date of the closing.

We issued these units pursuant to the exemption from registration under the Securities Act of 1933, provided by Section 4(a)(2) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933, to two investors, each of whom was an “accredited investor” within the meaning ascribed to that term in Regulation D promulgated under the Securities Act of 1933.

Shares of our common stock that may be issued upon exercise of an aggregate of 3,500,000 common stock purchase “A” warrants and an aggregate of 3,500,000 common stock purchase “B” warrants are not being offered pursuant to this prospectus.

Shares Owned by James P. Geiskopf

On August 28, 2014, James P. Geiskopf purchased 1,000,000 shares of our common stock being offered pursuant to this prospectus in a private transaction with a stockholder of our company for total consideration of approximately $6,667. The shares were transferred pursuant to the exemption from registration under the Securities Act of 1933, provided by Section 4(a)(1) of the Securities Act of 1933.

On May 17, 2018, Mr. Geiskopf purchased 500,000 shares of our common stock being offered pursuant to this prospectus at a price of $0.11 per share in a private transaction with a stockholder of our company for total consideration $55,000. The shares were transferred pursuant to the exemption from registration under the Securities Act of 1933, provided by Section 4(a)(1) of the Securities Act of 1933.

On June 12, 2020, Mr. Geiskopf purchased 1,000,000 units of our company (including 1,000,000 shares of our common stock being offered pursuant to this prospectus) at a price of CDN$0.05 per unit for total consideration of CDN$50,000 in a private placement of our company. Each unit was comprised of one share of our common stock and one warrant. Each warrant entitled the holder thereof to acquire one share of our common stock at a price of CDN$0.10 per share until June 12, 2022. The units were issued pursuant to the exemption from registration under the Securities Act of 1933, provided by Section 4(a)(2) and/or Rule 506 of Regulation D promulgated under the Securities Act of 1933.

On December 29, 2021, Mr. Geiskopf purchased 57,291 shares of our common stock being offered pursuant to this prospectus at a price of $0.288 per share for total consideration of $16,500 in a private placement our company. The shares were issued pursuant to the exemption from registration under the Securities Act of 1933, provided by Section 4(a)(2) of the Securities Act of 1933.

On January 28, 2022, Mr. Geiskopf purchased 80,566 shares of our common stock being offered pursuant to this prospectus at a price of $0.2048 per share for total consideration $16,500 in a private placement of our company. The shares were issued pursuant to the exemption from registration under the Securities Act of 1933, provided by Section 4(a)(2) of the Securities Act of 1933.

Transfers of Warrants

On April 10, 2023, SEGUS Holdings Ltd. acquired warrants to purchase (i) up to 1,221,001 shares of our common stock being offered pursuant to this prospectus at an exercise price of $0.2048 per share until January 28, 2024 and (ii) up to 1,200,000 shares of our common stock being offered pursuant to this prospectus at an exercise price of $0.1682 per share until February 28, 2024 in private transactions with warrant holders of our company. In addition, on April 27, 2023, Aquam Pomis Citrum Capital Inc. acquired warrants to purchase up to 1,956,521 shares of our common stock being offered pursuant to this prospectus at an exercise price of $0.288 per share until December 29, 2023. These warrants were transferred pursuant to the exemption from registration under the Securities Act of 1933, provided by Section 4(a)(1) of the Securities Act of 1933.

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Subject to limited exceptions, a holder of these warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% of the shares of our common stock then outstanding after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that, upon notice to our company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to our company.

On April 27, 2023, Aquam Pomis Citrum Capital Inc. acquired warrants to purchase up to 1,200,000 shares of our common stock being offered pursuant to this prospectus at an exercise price of $1.25 per share until March 23, 2026. These warrants were transferred pursuant to the exemption from registration under the Securities Act of 1933, provided by Section 4(a)(1) of the Securities Act of 1933.

Selling Stockholders

The selling stockholders identified in this prospectus may offer and sell up to: (i) 11,237,857 shares of our common stock and (ii) 7,177,522 shares of our common stock that may be issued upon exercise of warrants. The shares of our common stock and warrants were acquired by the selling stockholders directly from us in private placements or in private transactions with stockholders of our company that were exempt from the registration requirements of the Securities Act of 1933.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of May 9, 2023 and the number of shares of our common stock being offered pursuant to this prospectus. Except as otherwise described below, we believe that the selling stockholders have sole voting and investment powers over their shares.

Because the selling stockholders may offer and sell all or only some portion of the 18,415,379 shares of our common stock being offered pursuant to this prospectus, the numbers in the table below representing the amount and percentage of these shares of our common stock that will be held by the selling stockholders upon termination of the offering are only estimates based on the assumption that each selling stockholder will sell all of his, her or its shares of our common stock being offered in the offering.

Except as disclosed below, to our knowledge, none of the selling stockholders had or have any position or office, or other material relationship with us or any of our affiliates over the past three years.

To our knowledge, none of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer. We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

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Name of Selling Stockholder	Shares Owned by the Selling Stockholder before the Offering (1)		Total Shares Offered in the Offering		Number of Shares to Be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares(1)
					# of Shares (2)	% of Class (2),(3)
James P. Geiskopf (4)	6,137,857	(5)	2,637,857	(6)	3,500,000	3.42%
SEGUS Holdings Ltd.(7)	10,342,948	(8)	7,921,001	(9)	5,500,000	5.16%
Aquam Pomis Citrum Capital Inc.(10)	8,946,185	(11)	7,856,521	(12)	3,046,185	2.86%
Totals			18,415,379

Notes

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to stock options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such stock options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	We have assumed that the selling stockholders will sell all of the shares being offered in this offering.

(3)	Based on 98,690,066 shares of our common stock issued and outstanding as of May 9, 2023. Shares of our common stock issuable upon exercise of stock options or warrants owned by a selling stockholder are counted as outstanding for computing the percentage of that particular selling stockholder but are not counted as outstanding for computing the percentage of any other person.

(4)	James P. Geiskopf has been our lead director since August 21, 2017.

(5)	Consists of 2,637,857 shares of our common stock and 3,500,000 shares of our common stock that may be issued upon exercise 3,500,000 stock options that are vested or will be vested within 60 days.

(6)	Consists of 2,637,857 shares of our common stock.

(7)	To our knowledge, Riaz Mamdani exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by SEGUS Holdings Ltd., which is managed by Strategic Equity Corp., which is managed by MFT VI.

(8)	Consists of 5,500,000 shares of our common stock, 2,750,000 shares of our common stock that may be issued upon exercise of common stock purchase “A” warrants of our company and 2,750,000 shares of our common stock that may be issued upon exercise of common stock purchase “B” warrants of our company, subject to the A&B Beneficial Ownership Limitation (as defined below). Subject to limited exceptions, a holder of these common stock purchase “A” warrants and common stock purchase “B” warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 9.99% of the shares of our common stock then outstanding after giving effect to such exercise (the “A&B Beneficial Ownership Limitation”); provided, however, that, upon notice to our company, the holder may increase or decrease the A&B Beneficial Ownership Limitation, provided that in no event shall the A&B Beneficial Ownership Limitation exceed 9.99% and any increase in the A&B Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to our company. Does not include warrants to purchase an aggregate of 2,421,001 shares of our common stock being offered pursuant to this prospectus as they are subject to the Beneficial Ownership Limitation.

(9)	Consists of 5,500,000 shares of our common stock and 2,421,001 shares of our common stock that may be issued upon exercise of warrants.

(10)	To our knowledge, Jesse Jean Germaine Penner exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Aquam Pomis Citrum Capital Inc.

(11)	Consists of 3,253,593 shares of our common stock, 1,392,592 shares of our common stock that may be issued upon exercise of warrants, 1,550,000 shares of our common stock that may be issued upon exercise of common stock purchase “A” warrants of our company, 1,550,000 shares of our common stock that may be issued upon exercise of common stock purchase “B” warrants of our company and 1,200,000 shares of our common stock that may be issued upon exercise of warrants. Does not include warrants to purchase an aggregate of 1,956,521 shares of our common stock being offered pursuant to this prospectus as they are subject to the Beneficial Ownership Limitation.

(12)	Consists of 3,100,000 shares of our common stock, 800,000 shares of our common stock that may be issued upon exercise of common stock purchase “A” warrants of our company, 800,000 shares of our common stock that may be issued upon exercise of common stock purchase “B” warrants of our company and 3,156,521 shares of our common stock that may be issued upon exercise of warrants.

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Plan of Distribution

Each of the selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his, her or its shares of our common stock covered hereby on the OTC Markets Group’s OTCQB, the Canadian Securities Exchange or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

1.	block trades in which the broker or dealer so engaged will attempt to sell the shares of our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

3.	an exchange distribution in accordance with the rules of the applicable exchange or quotation system;

4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

5.	privately negotiated transactions;

6.	market sales (both long and short to the extent permitted under the federal securities laws);

7.	at the market to or through market makers or into an existing market for the shares;

8.	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

9.	a combination of any aforementioned methods of sale; and

10.	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121 and Supplementary Material .01 and Supplementary Material .02 thereto in the case of an agency transaction.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. To our knowledge, each selling stockholder does not have any written or oral agreement, arrangement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act of 1933 including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. To our knowledge, there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of our common stock by the selling stockholders.

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Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of our common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders or any other person.

Description of Securities

General

Our authorized capital stock consists of 400,000,000 shares of common stock, with a par value of $0.001 per share. We are not authorized to issue any shares of preferred stock. As of May 9, 2023, 98,690,066 issued and outstanding shares of our common stock were held by approximately 82 stockholders of record.

Voting Rights

Our common stock is entitled to one vote per share on all matters submitted to a vote of our stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Our stockholders holding at least 10% of the shares entitled to vote, represented in person or by proxy, constitute a quorum at the meeting of shareholders. The affirmative vote of a majority of the shares represented at the meeting and entitled to vote on any matter (which shares voting affirmatively also constitute a majority of the required quorum), except for the election of directors, will be the act of our stockholders, unless the vote of a greater number or voting by classes is required by applicable law or by our articles of incorporation. Except as otherwise mandated by statute, each director of our company will be elected by a majority of the votes cast with respect to the director at any meeting of our stockholders for the election of directors at which a quorum is present; provided, however, that the directors will be elected by a plurality of the votes cast at any meeting of our stockholders for which (i) the secretary of our company receives written notice that a stockholder has nominated a person for election to our board of directors in compliance with advance notice requirements, if any, and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth day preceding the date that we first mail our notice of the meeting to the stockholders of our company.

Any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Our board of directors by a majority vote at any meeting may amend our bylaws, including any bylaws adopted by our stockholders, but our stockholders may from time to time specify particular provisions of our bylaws, which must not be amended by the Board.

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Other Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all net assets available for distribution to our stockholders after payment to creditors.

The holders of our common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Our common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing the acquisition of a controlling interest of certain Nevada corporations. These provisions provide generally that any person or entity that acquires in excess of a specified percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

●	20% or more but less than 33 1/3%;

●	33 1/3% or more but less than or equal to 50%; or

●	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

●	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

●	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record who have addresses in Nevada appearing on our stock ledger nor do we conduct any business in Nevada, either directly or through an affiliated corporation. Therefore, we believe that these provisions do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

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Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing the combination of any Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of May 9, 2023, we had approximately 82 stockholders of record. Therefore, we believe that these provisions do not apply to us and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may also have effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

●	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

●	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

●	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

●	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

●	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

●	representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company or any of our subsidiaries, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Experts and Counsel

The financial statements of our company for the year ended December 31, 2021 included in this prospectus have been audited by Haynie & Company to the extent and for the period set forth in its report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of our company for the year ended December 31, 2022 included in this prospectus have been audited by Integritat CPA to the extent and for the period set forth in its report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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Clark Wilson LLP has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Information with respect to Our Company

Description of Business

Corporate Overview

We were incorporated under the laws of the State of Nevada on July 20, 2010 under the name “Redstone Literary Agents, Inc.”.

In July 2017, we decided to operate a new business of providing services for blockchain and cryptocurrency technologies and incorporated a Nevada subsidiary, CurrencyWorks USA Inc (formerly ICOx USA, Inc. and AppCoin Innovations (USA) Inc.) on August 1, 2017 in order to operate our business of providing blockchain consulting services.

Effective August 17, 2017, we completed a merger with our wholly-owned subsidiary, AppCoin Innovations Inc., a Nevada corporation, which was incorporated solely to effect a change in our name. As a result, we changed our name from “Redstone Literary Agents, Inc.” to “AppCoin Innovations Inc.”.

Effective February 14, 2018, we completed a merger with our wholly-owned subsidiary, ICOX Innovations Inc., a Nevada corporation, which was incorporated solely to effect a change in our name. As a result, we changed our name from “AppCoin Innovations Inc.” to “ICOX Innovations Inc.”.

On November 28, 2018, we incorporated a Delaware subsidiary, Cathio, Inc, to provide blockchain technology opportunities to the Catholic community. Cathio, Inc. was dissolved on October 20, 2020.

On November 28, 2018, we incorporated a Delaware subsidiary, GN Innovations, Inc. to provide blockchain technology opportunities to the sports and entertainment industry by working with large and well-established brands.

Effective December 5, 2018, we effected a name change for our subsidiary from “GN Innovations, Inc.” to “GNI, Inc.” Effective February 6, 2019, we effected a name change for our subsidiary from “GN1, Inc.” to “sBetOne, Inc.”. On August 12, 2021, sBetOne, Inc. entered into a business combination with a related party, VON Acquisition Inc., whereby sBetOne, Inc. became a wholly owned subsidiary of VON Acquisition Inc.

On June 22, 2021, we incorporated a Delaware subsidiary, Motoclub LLC, to create a marketplace for digital automotive collectibles.

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On June 22, 2021, we incorporated a Delaware subsidiary, EnderbyWorks, LLC, to create a direct-to-consumer, feature-length film viewing and distribution platform delivering feature-length films and digital collectible entertainment content as NFTs.

Effective August 24, 2022, we completed a merger with our wholly-owned subsidiary, MetaWorks Platforms, Inc., a Nevada corporation, which was incorporated solely to effect a change in our name. As a result, we have changed our name from “CurrencyWorks Inc.” to “MetaWorks Platforms, Inc.”.

We have three subsidiaries CurrencyWorks USA Inc., EnderbyWorks, LLC, and Motoclub LLC. We have 100% ownership of CurrencyWorks USA Inc., 100% ownership of EnderbyWorks, LLC, and 80% ownership of Motoclub LLC.

Our principal offices are located at 3250 Oakland Hills Court, Fairfield, CA, 94534. Our telephone number is (424) 570-9446.

Our corporate website address is https://metaworksplatforms.io/. The information contained on, or that may be accessed through, our corporate website is not part of, and is not incorporated into, this prospectus.

General Development of Business

We aim to build and operate a full-service blockchain platform for non-fungible tokens (NFTs), digital currencies, digital assets and security tokens.

Since 2017, our services and development business provide a turnkey set of services for companies to develop and integrate blockchain and payment technologies into their business operations. We intend to offer fintech (financial technology) services and infrastructure offerings in key categories, including: digital currencies; digital assets including NFTs; and, digital securities.

We anticipate that we will enable companies to digitize, sell and manage new or existing asset classes on blockchain infrastructure, transact in digital/cryptocurrencies (payments, rewards and credit infrastructure), issue or create digital/crypto assets and/or manage their digital/crypto assets (non-fungible tokens, fungible cold storage, mining).

Our core revenue streams are expected to remain as consulting revenues and transaction fees. We may also earn equity stakes as payment for our services, to the extent permitted under applicable law.

We have developed expertise in a number of key areas of the digital ecosystem and we plan to build on these initiatives to drive our growth, including:

Non-Fungible Tokens

●	Our work with Topps Inc on NFTs for Garbage Pail Kids has positioned MetaWorks for further growth in the fast-growing NFT market.
●	Our work launching the award winning Vuele.io NFT platform for feature movies sector
●	Our work launching the MusicFX.io NFT platform for the music sector
●	Our work launching Motoclub.io NFT platform for the collector car sector

Movie Distribution

●	Purchasing of movie rights and exploring digital distributions both domestically and internationally

Mergers & Acquisitions:

In the next year we plan to continue to explore synergistic and opportunistic M&A initiatives, including but not limited to the areas of NFTs, fungible cold storage, mining, payments and trading infrastructure.

21

Description of Business

Overview

Our business builds and operates FinTech Platforms-as-a-Service for digital currencies, digital securities tokens and digital assets. We anticipate that we will enable companies to digitize, sell and manage new or existing asset classes on blockchain infrastructure, transact in digital/cryptocurrencies (payments, rewards and credit infrastructure), issue or create digital/crypto assets and/or manage their digital/crypto assets (non-fungible tokens, fungible cold storage, mining).

FinTech: Financial Technology

Fintech encompasses innovative technologies and infrastructure for the financial sector including sectors such as payments, banking, trading, funds and eCommerce.

Blockchain Technology

Blockchain is a continuously growing list of records called blocks, which are linked and secured using cryptography. Each block contains typically a hash pointer as a link to a previous block, a timestamp and transaction data. By design, blockchains are inherently resistant to modification of the data. Functionally, a blockchain can serve as an open, distributed ledger that can record transactions between two parties efficiently and in a verifiable and permanent way. For use as a distributed ledger, a blockchain is typically managed by a peer-to-peer network collectively adhering to a protocol for validating new blocks. Once recorded, the data in any given block cannot be altered retroactively without the alteration of all subsequent blocks and a collusion of the network majority. Blockchains are secure by design and are an example of a distributed computing system and decentralization can be achieved with a blockchain. This makes blockchains potentially suitable for the recording of events, medical records and other record management activities, such as identity management, documenting provenance, digital asset registration and transaction processing.

Principal Services

We plan to generate revenue through the creation, development and management of fintech platforms for companies by:

1.	Business Development and Technical Services

●	Earning fees for consulting and development services;
●	Earning fees for business development, program management and strategic planning;
●	Licensing fees on fintech platforms;
●	Transactions fees; and
●	Earned equity stakes in projects.

2.	Blockchain and Technology Program Management

●	Product vision and road-mapping;
●	Program development and project management; and
●	Product development and testing.

3.	Customer Development

●	Customer discovery and scoping (not including any distribution or marketing related services, or assistance regarding the offer or sale of any tokens or coins); and
●	Product commercialization and support.

22

4.	Business Launch Services

●	Public relations, business development plans and strategies maximizing physical and digital outreach (not including any distribution or marketing related services, or assistance regarding the offer or sale of any tokens or coins);
●	Initial community development & management strategy; and
●	Establish digital/social media strategy and presence;

5.	Post-Business Launch Support Services

●	Public relations to support (not including any distribution or marketing related services, or assistance regarding the offer or sale of any tokens or coins);
●	Community development and management; and
●	General support.

We do not intend to find or make referrals to, or otherwise solicit, or assist in any way in the solicitation of, investors for investment in any of our clients’ coin offerings, act as a placement agent for the sale of our clients’ coins, or otherwise engage in any activity that would require us to register under Section 15(b) of the Securities Exchange Act of 1934, or similar provisions under state law.

Sales and Marketing

We intend to implement our sales and marketing plan to attract new clients to our fintech-as-a-service and consulting business as follows:

●	Direct sales pipeline development and management with management signing and managing qualified business prospects;
●	Maintain an online presence through our website and social media channels by utilizing video, written content and social implementations to create awareness;
●	Speaking engagements at industry conferences;
●	Networking within our established channels;
●	Direct sales channel management programs including both inbound and outbound programs and client referrals; and
●	Public relations campaigns.

Competition

We are in a novel business of providing services for companies to develop and integrate blockchain and cryptocurrency technologies into their business operations. We compete with the following competitors:

●	ConsenSys

ConsenSys is a venture production studio building decentralized applications and various developer and end-user tools for blockchain ecosystems, primarily focused on Ethereum. The ConsenSys “hub” coordinates, incubates, accelerates and spawns “spoke” ventures through development, resource sharing, acquisitions, investments and the formation of joint ventures. These spokes benefit from foundational components built by ConsenSys that enable new services and business models to be built on the blockchain. In addition to the development of internal projects and consulting work, ConsenSys is engaged in the identification, development and acquisition of talent and projects on an ongoing basis.

●	IBM

With thousands of technical experts, IBM is moving quickly into enterprise blockchain and claims the leading blockchain for business platform. This is primarily B2B focused work.

Many of our current and potential competitors may have greater brand recognition, longer operating histories, larger customer bases and, significantly greater financial, marketing and other resources than we do. Accordingly, these competitors may be able to spend greater amounts on product development, marketing and distribution. This advantage could enable our competitors to acquire larger market share and develop and offer more competitive products and services. Such competition could adversely impact our ability to attain the financing necessary for us to develop our business plan. In the face of competition, we may not be successful in sufficient market share to make our business profitable.

23

●	Many of the large management consultancy firms are developing blockchain-specific practice areas including Accenture, Deloitte and Bain.

Intellectual Property and Technology

We do not currently own any intellectual property. We intend to aggressively assert our rights under trade secret, patents, trademark and copyright laws to protect any intellectual property that we create, including product design, product research and concepts and recognized trademarks. These rights may be protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. In addition, while we are not aware that our services or proprietary rights infringe the proprietary rights of third parties, we may receive notices from third parties asserting that we have infringed their patents, trademarks, copyrights or other intellectual property rights. Any such claims could be time-consuming, result in costly litigation, cause service stoppages or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims. An adverse outcome in litigation or similar proceedings could subject us to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require us to cease operating our business, any of which could have a material adverse effect on our business, operating results and financial condition.

As we are still in the early stages of developing our business, we have devoted no substantial efforts to research and development within the last three fiscal years.

Government Regulation

Current and future legislation and rulemaking and other regulatory developments, including interpretations released by a regulatory authority, may impact the manner in which bitcoins or other cryptocurrency is viewed or treated for classification and clearing purposes. In particular, bitcoins and other cryptocurrency may not be excluded from the definition of “security” by regulatory rulemaking or interpretation requiring registration of all transactions, unless an exemption is available, including transacting in bitcoin or cryptocurrency amongst owners, and require registration of trading platforms as “exchanges” such as Coinsquare. We cannot be certain as to how future regulatory developments will impact the treatment of bitcoins and other cryptocurrencies under the law. If we determine not to comply with such additional regulatory and registration requirements, we may seek to cease certain of our operations or be subjected to fines, penalties and other governmental action. Any such action may adversely affect an investment in us. Such circumstances would have a material adverse effect on our ability to continue as a going concern or to pursue this segment at all, which would have a material adverse effect on our business, prospects or operations and potentially the value of any cryptocurrencies we hold or expect to acquire for our own account and harm investors.

We intend to comply with any applicable anti-money laundering or know your customer rules relating to tokens imposed by the SEC and Canadian securities regulators.

Investment Company Act of 1940 Considerations

We intend to conduct our operations so that we do not fall within, or are excluded from the definition of an “investment company” under the Investment Company Act of 1940.

Under Section 3(a)(1)(A) of the Investment Company Act of 1940, a company is deemed to be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. We believe that we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act of 1940 because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our new business is a services and development business that provides a turnkey set of services for companies to develop and integrate blockchain and cryptocurrency technologies into their business operations.

24

Under Section 3(a)(1)(C) of the Investment Company Act of 1940, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of our company’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” We intend to monitor our holdings and conduct operations so that on an unconsolidated basis we will comply with the 40% test. Nevertheless, because we may accept tokens, coins or equity in payment for our services, to the extent permitted under applicable law, we may acquire “investment securities” having a value exceeding 40% of the value of our company’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. In that case, we intend to rely on a safe harbor exemption from the Investment Company Act of 1940 for so-called “transient investment companies.”

Consistent with the “transient investment company” safe harbor, we will have to reduce our holdings of “investment securities to not more than 40% of our total assets as soon as is reasonably possible and in any event within one year from the earlier of (i) the date on which we own securities and/or cash having a value exceeding 50% of the value of our company’s total assets on either a consolidated or unconsolidated basis or (ii) the date on which we own or propose to acquire “investment securities” having a value exceeding 40% of the value of our company’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. This reduction could be attempted in a number of ways, including the disposition of securities and the acquisition of other assets that would not constitute investment securities for purposes of the Investment Company Act of 1940. If we are required to sell securities, we may sell them sooner than we otherwise would, the sales may be at depressed prices, and we may never realize anticipated benefits from, or may incur losses on, those investments. We may not be able to sell some investments due to contractual or legal restrictions or the inability to locate a suitable buyer. We may also incur tax liabilities when we sell our assets. If we decide to try to acquire additional assets that would not constitute investment securities, we may not be able to identify and acquire suitable assets. If these steps do not achieve a sufficient reduction in our holdings of investment securities within the prescribed period, we will be forced to liquidate some of our securities holdings and invest the proceeds in U.S. government securities and cash items, with a potential loss.

Because we can rely on the “transient investment company” safe harbor only once during any three-year period, we may not accept tokens, coins or equity in payment for our services during the period that this safe harbor is not available.

If we become obligated to register our company as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act of 1940 imposing, among other things:

●	limitations on capital structure;
●	restrictions on specified investments;
●	prohibitions on transactions with affiliates; and
●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

If we were required to register our company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business, all of which would have a material adverse effect on us.

Employees

As at May 9, 2023, we have two executive officers, Scott Gallagher, who is our president, and Swapan Kakumanu, who is our chief financial officer, secretary, and treasurer and no employees. Our management oversees all responsibilities in the areas of corporate administration, business development, and research. We also employ consultants on an as-needed-basis to provide specific expertise in areas of product design and development and other business functions including marketing and accounting. We intend to expand our current management to retain skilled directors, officers, and employees with experience relevant to our business focus.

25

Description of Property

We do not own any property. Our principal offices are located at 3250 Oakland Hills Court, Fairfield, CA 94534. We believe that our office premises are suitable and adequate for our present needs.

Legal Proceedings

We know of no material pending legal proceedings to which our company or subsidiaries is a party or of which any of our properties, or the properties of our subsidiaries, is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder is a party adverse to our company or subsidiaries or has a material interest adverse to our company or subsidiaries.

Market Price of and Dividends on Our Common Equity
and Related Stockholder Matters

Market Information

Our common stock is quoted on the OTCQB operated by the OTC Markets Group and is listed on the Canadian Securities Exchange under the trading symbol “MWRK”. Any over-the-counter market quotations for our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Holders of Common Stock

As of May 9, 2023, the 98,690,066 issued and outstanding shares of our common stock were held by approximately 82 stockholders of record.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Our intention is to retain future earnings, if any, for use in our operations and the expansion of our business.

26

Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

MetaWorks Platforms, Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of MetaWorks Platforms, Inc (“the Company”, “MetaWorks”) as of December 31, 2022, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2022, and the related notes and schedules (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s losses from operations and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Other Matter- 2021 Financial Statements

The financial statements of MetaWorks as of and for the year ended December 31, 2021, were audited by other auditors whose report thereon, dated April 14, 2022, expressed an unqualified opinion and included an explanatory paragraph that described the substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2 to the financial statements. The 2021 financial statements are only presented for comparative purposes.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Complex Accounting Treatments - Financing Transactions

Description of the Matter:

As discussed in Notes 13 and 14 to the consolidated financial statements, the Company’s financing transactions include warrants that are denominated in a currency other than the Company’s functional currency which requires derivative accounting. Derivative accounting is complex, involves judgements, and estimations.

How We Addressed the Matter in Our Audit:

We examined on a sample basis the underlying warrant agreements, evaluated management’s selection of a valuation method, tested the inputs used in the Black-Scholes calculation by agreeing terms to the warrant agreements, market information on third-party sites, and recalculated the derivative liability.

NFT Revenue Recognition

Description of the Matter:

As discussed in Notes 2 the valuation of NFT transactions could be subject to limited regulatory and accounting guidance.

F-2

How We Addressed the Matter in Our Audit:

We examined the terms of the agreements for sampled NFT sales, information from third-party sites, proof of payment and documentation that ownership of the NFT was transferred to the purchaser. We reviewed the AICPA Practice Aid “Accounting for and Auditing of Digital Assets” issued on June 30, 2022, and the SEC issued Staff Accounting Bulletin No. 121, issued on June 15, 2022, on digital assets, to determine what recent authoritative and nonauthoritative guidance would apply to these transactions. We evaluated as applicable ASC 606 “New Revenue Recognition Policy”. Accordingly, NFT revenues were tested based on available guidance that was most applicable to the nature of sales.

Movie Distribution Revenue Recognition

Description of the Matter:

As discussed in Notes 2 the valuation of movie distribution sales could be subject to industry specific accounting guidance considerations.

How We Addressed the Matter in Our Audit:

We examined the terms of agreement for the movie distribution sale, information from third-party sites regarding publications on the sale, proof of payment and documentation supporting the transfer of distribution rights to the purchaser, and records on subsequent movie revenues sent to the Company by the purchaser. We reviewed publications on common revenue recognition guidance issues related to the movie distribution industry from reputable sources. We evaluated as applicable ASC 606 “New Revenue Recognition Policy”. Accordingly, the movie distribution revenue was tested based on available guidance that was most applicable to the nature of sales.

Complex Accounting Treatments - Stock Options

Description of the Matter:

As discussed in Notes 2 and 16 the Company has stock options, which requires fair value calculations that are complex and subject to critical judgment.

How We Addressed the Matter in Our Audit:

We examined stock option agreements, on a sample basis tested inputs used in the Black-Scholes calculation by agreeing terms to the agreements, market information on third-party sites, and recalculated the stock option’s fair value and stock-based compensation expense.

Consolidation

Description of the Matter:

As discussed in Notes 2 the Company has multiple subsidiaries with intercompany balances and transactions.

How We Addressed the Matter in Our Audit:

We examined detailed transactions and consolidation reports to obtain comfort that intercompany transactions and balances were properly eliminated.

/S/ INTEGRITAT CPA (PCAOB ID 6624)

We have served as the Company’s auditor since 2022.

Boca Raton, Florida

March 17, 2023

F-3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of MetaWorks Platforms, Inc (fka CurrencyWorks, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of MetaWorks Platforms, Inc (fka CurrencyWorks, Inc.) (the Company) as of December 31, 2021, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the year ended December 31, 2021 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain additional financing, there could be a material adverse effect on the Company.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provided a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Complex Financing Transactions

Description of the Matter:

As discussed in Note 6 to the consolidated financial statements, the Company’s financing transactions include warrants that are denominated in a currency other than the Company’s functional currency which requires derivative accounting. Derivative accounting is complex, involves judgements, and estimation.

How We Addressed the Matter in Our Audit

We reviewed the underlying warrant agreements, evaluated management’s selection of a valuation method, tested the inputs used in the Black-Scholes calculation by agreeing terms to the warrant agreements and market information to third-party sites, and recalculated the derivative liability. We also reviewed the Company’s convertible note agreements to determine if there were unidentified derivatives.

F-4

NFT Revenue Recognition

Description of the Matter:

NFTs are intangible assets with subjective value and limited regulatory and accounting guidance.

How We Addressed the Matter in Our Audit

We reviewed the terms of selected NFT sales, information from third-party sites, proof of payment and documentation that ownership of the NFT was transferred to the purchaser.

Complex Stock Options

Description of the Matter:

The Company has stock options, which requires fair value calculations that are complex and subject to critical judgment.

How We Addressed the Matter in Our Audit

We reviewed stock option agreements, tested inputs used in the Black-Scholes calculation by agreeing terms to the agreements and market information to third-party sites, and recalculated the stock-based compensation expense.

Investment Value

Description of the Matter:

The Company holds stock in a private entity and the investment was obtained through a noncash exchange of shares.

How We Addressed the Matter in Our Audit

We reviewed the stock exchange agreement and a public filing that disclosed the private placements which were used for the valuation.

Intangible Asset Value

Description of the Matter:

The recorded intangible asset is subject to impairment if future cash flows will not exceed the unamortized cost.

How We Addressed the Matter in Our Audit

We reviewed support for cash generated during and subsequent to the year and considered management’s plans to generate additional revenue.

Consolidation

Description of the Matter:

The Company has multiple subsidiaries with intercompany balances and transactions and spun-off a subsidiary that involved debt conversion and required a gain/loss calculation.

How We Addressed the Matter in Our Audit

We reviewed detailed transactions and consolidation reports to ensure related party transactions and balances were properly eliminated. We reviewed management’s assessment of new subsidiaries and the sale of a subsidiary and recalculated the non-controlling interest at year-end and the gain on the subsidiary deconsolidation.

Haynie & Company

Salt Lake City, Utah

April 15, 2022

We have served as the Company’s auditor since 2018.

We became the predecessor auditors in 2022.

F-5

MetaWorks Platforms, Inc.

Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
Assets

Current Assets
Cash and cash equivalents	$34,941	$567,030
Accounts receivable, net	167,213	-
Prepaid expenses	24,896	88,291
Interest receivable, related party – current portion	142,493	24,773
Notes receivable, related party – current portion	655,689	551,726
Total Current Assets	1,025,232	1,231,820

Long-Term Assets
Intangible asset, net	-	2,925,000
Notes receivable, related party – long term portion	594,311	698,274
Investments, related party	627	480,780
Total Long-Term Assets	594,938	4,104,054

Total Assets	$1,620,170	$5,335,874

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable and accrued expenses	$1,251,051	$1,249,904
Accounts payable and accrued expenses, related party	43,557	-
Deferred revenue	77,700	-
Notes payable – current portion	215,465	-
Derivative liability	-	474,595
Total Current Liabilities	1,587,773	1,724,499

Total Liabilities	1,587,773	1,724,499

Commitments and Contingencies	-	-

Stockholders’ Equity (Deficit)
Common stock, $0.001 par value, 400,000,000 shares authorized; 78,145,066 and 73,359,430 shares issued and outstanding as at December 31, 2022 and 2021, respectively	78,145	73,359
Additional paid-in-capital	42,264,139	39,681,142
Accumulated deficit	(41,428,167)	(35,248,384)
Total MetaWorks Stockholders’ Equity (Deficit)	914,117	4,506,117
Non-controlling Interest	(881,720)	(894,742)
Total Stockholders’ Equity (Deficit)	32,397	3,611,375

Total Liabilities and Stockholders’ Equity (Deficit)	$1,620,170	$5,335,874

The accompanying notes are an integral part of these consolidated financial statements.

F-6

MetaWorks Platforms, Inc.

Consolidated Statements of Operations

	Year Ended December 31, 2022	Year Ended December 31, 2021

Revenues
Consulting services	$504,750	$136,000
NFT revenue	81,023	336,435
Movie distribution revenue	1,250,000	-
Total revenues	1,835,773	472,435

Operating expenses
General and administrative expenses	4,289,754	8,435,404
Service costs	1,239,077	2,072,669
Total operating expenses	5,528,831	10,508,073

Net loss from operations	(3,693,058)	(10,035,638)

Other income (expense)
Other income (expense)	(7,287)	186,880
Interest income - note receivable	117,721	24,773
Interest expense - note payable	(6,601)	(65,499)
Change in fair value of derivative liability	440,065	(13,771,835)
Loss on impairment of intangible	(2,625,000)
Loss from investment write-off	(430,005)	-
Total other income (expense)	(2,511,107)	(13,625,681)

Provision for taxes	-	-

Net loss	$(6,204,165)	$(23,661,319)

Net profit (loss) from non-controlling interest	8,122	(912,269)
Net loss attributable to MetaWorks	$(6,212,287)	$(22,749,050)

Loss per common share – Basic and diluted	$(0.08)	$(0.37)

Weighted average number of common shares outstanding, basic and diluted	77,468,853	61,125,454

The accompanying notes are an integral part of these consolidated financial statements.

F-7

MetaWorks Platforms, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31, 2022	Year Ended December 31, 2021
Operating activities
Net loss for the year	$(6,204,165)	$(23,661,319)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation	(31,977)	786,271
Stock-based compensation, related party	1,887,737	3,799,141
Consulting expense – share-based compensation	29,997	-
Loss on impairment of intangible	2,625,000
Amortization	300,000	75,000
Change in fair value of investments	32,648	-
Loss from investment write off	430,005	-
Change in fair value of derivative liability	(440,065)	13,771,835
Deconsolidation	-	(120,478)
Changes in operating assets and liabilities
(Increase) decrease in assets
Accounts receivable	(167,213)	90,333
Prepaid expenses	80,895	(69,942)
Accrued interest notes receivable	(117,720)	(24,773)
Increase (decrease) in liabilities
Accounts payable and accrued expenses	223,536	1,105,443
Accounts payable and accrued expenses, related party	43,557	(135,965)
Accrued interest on notes payable, related party	7,292	(378,860)
Deferred revenue	77,700	-

Net cash (used in) operating activities	(1,222,773)	(4,763,314)

Investing activities
Payments for Fogdog notes receivable	-	(1,250,000)
Purchase of intangible assets	-	(3,000,000)
Net cash provided by (used in) investing activities	-	(4,250,000)

Financing activities
Proceeds from issuance of notes payable	221,250	-
Repayments of notes payable	(13,077)	(469,753)
Proceeds from warrants exercised	-	1,362,234
Proceeds from issuance of EnderbyWorks shares to minority shareholders	4,900	-
Proceeds from issuance of convertible notes	-	32,500
Proceeds from share issuance	477,611	8,894,831
Payments of share issuance costs	-	(272,810)
Net cash provided by financing activities	690,684	9,547,002

Net changes in cash and equivalents	(532,089)	533,688

Cash and equivalents at beginning of the year	567,030	33,342

Cash and equivalents at end of the year	$34,941	$567,030

SUPPLEMENTAL CASH FLOW INFORMATION
	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash paid in interest	$2,521	$-
Cash paid for income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Stock-based compensation reversal - forfeiture	$31,977	$786,271
Stock-based compensation, related party	$1,887,737	$3,799,141
Consulting expenses – shareholder compensation	$29,997	$-
Change in fair value of derivative liability	$440,065	$15,091,477
Derivative write-off of expired warrants	$34,530	$-
Conversion of convertible debt	$-	$476,509
Change in fair value of investments	$32,648	$-
Loss for investment write-off	$430,005	$-
Accounts payable settled for stock issuance	$251,499	$-
Loss on impairment of intangible	$2,625,000	-

The accompanying notes are an integral part of these consolidated financial statements.

F-8

MetaWorks Platforms, Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Common Stock Number of Shares (#)	Common Stock Dollar Amount ($)	Additional Paid-in Capital ($)	Accumulated Deficit ($)	Non- Controlling Interest ($)	Total Shareholders’ Equity (Deficit) ($)
Balance, December 31, 2020	35,426,033	35,425	7,895,335	(13,323,375)	(333,415)	(5,726,030)
Stock-based compensation	-	-	786,271	-	-	786,271
Stock-based compensation, related party	-	-	3,799,140	-	-	3,799,140
Other share issuances for cash	11,600,000	11,600	2,506,486	-	-	2,518,086
Options exercised	325,000	325	32,175	-	-	32,500
Warrants exercised	11,221,250	11,221	19,895,861	-	-	19,907,082
Debt conversion	7,918,300	7,919	468,590	-	-	476,509
Private placement for cash	6,868,847	6,869	4,297,284	-	-	4,304,153
Deconsolidation				824,041	350,942	1,174,983
Net loss for the year	-	-	-	(22,749,050)	(912,269)	(23,661,319)
Balance, December 31, 2021	73,359,430	73,359	39,681,142	(35,248,384)	(894,742)	3,611,375

Stock-based compensation	-	-	(31,977)	-	-	(31,977)
Stock-based compensation, related party	-	-	1,855,233		-	1,855,233
Prior period adjustment – to correct error in share based compensation	-	-	-	32,504	-	32,504
Other share issuances for cash	2,813,593	2,814	441,297	-	-	444,111
Shares issuances for services	239,623	239	29,758			29,997
EnderbyWorks shares issued to minority shareholders	-	-	-	-	4,900	4,900
Derivative liability write-off for expired warrants	-	-	34,530	-	-	34,530
Debt conversion	1,568,847	1,569	220,820	-	-	222,389
Private placement for cash	163,573	164	33,336	-	-	33,500
Net income/(loss) for the year	-	-	-	(6,212,287)	8,122	(6,204,165)
Balance, December 31, 2022	78,145,066	78,145	42,264,139	(41,428,167)	(881,720)	32,397

The accompanying notes are an integral part of these consolidated financial statements.

F-9

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

1. NATURE AND CONTINUANCE OF OPERATIONS

MetaWorks Platforms, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on July 20, 2010, under its previous name Redstone Literary Agents, Inc., with an authorized capital of 75,000,000 common shares, having a par value of $0.001 per share. During the period ended December 31, 2010, the Company commenced operations by issuing shares and developing its publishing service business, focused on representing authors to publishers.

On August 1, 2017 the company incorporated a Nevada subsidiary, AppCoin Innovations (USA) inc., which will be used to operate the Company’s business of providing blockchain consulting services.

On February 14, 2018, we effected a name change for our subsidiary from “AppCoin Innovations (USA) Inc.” to “ICOx USA, Inc.”

On November 28, 2018, we incorporated a new Delaware subsidiary, Cathio, Inc, to provide blockchain technology opportunities to the Catholic community. Cathio was dissolved on October 20, 2020.

On November 28, 2018, we incorporated a new Delaware subsidiary, GN Innovations, Inc. to provide blockchain technology opportunities to the sports and entertainment industry by working with large and well-established brands.

Effective December 5, 2018, we effected a name change for our subsidiary from “GN Innovations, Inc.” to “GNI, Inc.”

Effective February 6, 2019, we effected a name change for our subsidiary from “GN1, Inc.” to “sBetOne, Inc.”. On August 12, 2021, the Company’s subsidiary sBetOne, Inc. (“sBetOne”) entered into a business combination with a related party, VON Acquisition Inc. (“VON”), whereby sBetOne became a wholly owned subsidiary of VON.

On September 3, 2019, the Company changed its name from “ICOx Innovations Inc.” to “CurrencyWorks Inc.” and a subsidiary of the Company changed its name from “ICOx USA, Inc.” to “CurrencyWorks USA Inc.”.

On June 22, 2021, we incorporated a new Delaware subsidiary, Motoclub LLC, to create a marketplace for digital automotive collectibles.

On June 22, 2021, we incorporated a new Delaware subsidiary, EnderbyWorks, LLC, (“EnderbyWorks”) to create a direct-to-consumer, feature-length film viewing and distribution platform delivering feature-length films and digital collectible entertainment content as NFTs.

On August 24, 2022, the Company changed its name from CurrencyWorks Inc. to MetaWorks Platforms, Inc.

The Company’s business model is to provide a turnkey set of services to develop and integrate Web 3.0 / Metaverse technologies, NFT, blockchain, and cryptocurrency technologies. The Company’s services include strategic planning, project planning, structure development and administration, business plan modeling, technology development support, whitepaper preparation, due diligence reporting, governance planning and management, and movie distribution.

Going Concern

These consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of $41,428,167 and $35,248,384 as of December 31, 2022 and December 31, 2021, respectively, and further losses are anticipated in the pursuit of the Company’s new service business opportunity, raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and proceeds from the issuance of its stock.

F-10

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

1. NATURE AND CONTINUANCE OF OPERATIONS (CONT’D)

The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principals generally accepted in the United States if America of (“US.GAAP”) as found in the Accounting Standards Codification (“ASC”), and the Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”) and are expressed in US Dollars. The consolidated financial statements should be read in conjunction with the notes contained herein as part of the Company’s Annual Report in its Form 10-K filing under the Securities Exchange Commission.

Reclassification

Certain reclassifications have been made to prior periods to conform with current reporting.

Basis of Consolidation

The consolidated statements include the accounts of the Company and its subsidiaries. CurrencyWorks USA Inc. (formerly ICOx USA, Inc.) is a wholly owned subsidiary. MotoClub and EnderbyWorks, LLC are majority-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and these differences could be material.

The most significant estimates made by management in the preparation of the financial statements relate to the estimates used to calculate the fair value of certain liabilities, the derivative liability, present value of note payable and note receivable, the valuation of the investments and any impairment and the net book value of long-lived assets. Management bases its estimates on historical experience and on other various assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from such estimates under different assumptions and conditions.

Cash and Cash Equivalents

Cash and cash equivalents include short-term, highly liquid investments, such as cash on account with commercial banks, certificates of deposit or money market funds that are readily convertible to known amounts of cash and have original maturities of three months or less. All cash balances are held by major banking institutions.

Contingent Liabilities:

The Company accounts for its contingent liabilities in accordance with ASC No. 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

With respect to legal matters, provisions are reviewed and financial information is adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2022 and 2021, the Company was not a party to any litigation that could have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-11

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

FASB Accounting Standards Codification Topic 740, Income Taxes (“ASC 740”), clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. ASC 740 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have determined that the Company does not have uncertain tax positions on its tax returns for the years 2020, 2018, and prior. Based on evaluation of the 2020 transactions and events, the Company does not have any material uncertain tax positions that require measurement.

Our policy is to recognize interest and/or penalties related to income tax matters in income tax expense. We had no accrual for interest or penalties on our consolidated balance sheets at December 31, 2022 or 2021, and have not recognized interest and/or penalties in the consolidated statement of operations for the years ended December 31, 2022 or 2021.

We are subject to taxation in the U.S. and the state of California. The Company’s tax returns for tax years from 2019 to recent filings remain subject to potential examination by the tax authorities.

Accounts Receivable

In considering the collectability of accounts receivable, the Company takes into account the legal obligation for payment by the customer, as well as the financial capacity of the customer to fund its obligation to the Company. The carrying amount of accounts receivable represents the maximum credit exposure on this balance.

Accounts receivable balances relate to the consulting services business and are reported at their net realizable value. From management’s best estimate there is no allowance for doubtful accounts at December 31, 2022 and December 31, 2021. Management individually reviews all delinquent accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected and would directly write-off these balances. Management considers a number of factors, including the age of the receivables, which is often less than 60 days, current economic conditions and other information management obtains regarding the financial condition of customers. The policy for determining the past due status is based on the contractual payment terms of each customer. Once collection efforts by the Company are exhausted, the determination for directly writing off uncollectible receivables is made.

Earnings per Share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted EPS on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of warrants or stock options (Note 10 and Note 16 respectively). Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

On December 31, 2022 the Company had no convertible debt outstanding, warrants exercisable to 19,807,614 shares of common stock and stock options exercisable to 9,513,555 shares of common stock. On December 31, 2021 the Company had no convertible debt outstanding, warrants exercisable to 18,102,771 shares of common stock and stock options exercisable to 4,759,995 shares of common stock. For both years the effect of exercisable options and warrants is anti-dilutive and they have been excluded from dilutive EPS.

Stock-Based Compensation

The Company has adopted FASB guidance on stock-based compensation. Under ASC 718-10-30-2 Stock Compensation, all share-based payments to employees, including grants of employee stock options, are to be recognized in the income statement based on their fair values. The fair value of the options is calculated using the Black Scholes valuation model (Note 16).

The Company has issued stock options to employees and non-employees. Stock options granted to non-employees for services or performance not yet rendered would be expensed over the service period or until the goals had been reached. Stock options granted to employees are expensed over the vesting period of the options. The fair value of stock options is determined on the grant date.

Forfeitures of options are recognized as they occur. Compensation cost previously recognized is reversed on the date of forfeiture for any options that are forfeited prior to the completion of the requisite service period or vesting period.

Cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award of other valuable consideration is accounted for as a modification of the terms of the canceled award. The total compensation cost measured on the date of a cancellation and replacement id the portion of the grant-date fair value of the original award for which the requisite service is expected to be rendered (or has already been rendered) at that date plus the incremental cost resulting from the cancellation and replacement.

A cancelation of an award that is not accompanied by the concurrent grant of (or offer to grant) a replacement award of other valuable consideration is accounted for as a repurchase for no consideration. Accordingly, any previously unrecognized compensation cost is recognized on the cancellation date.

F-12

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Fair Value of Financial Instruments

The fair value is an exit price representing the amount that would be received to sell an asset or required to transfer a liability in an orderly transaction between market participants. As such, fair value of a financial instrument is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

●	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2: Observable inputs that reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
●	Level 3: Unobservable inputs reflecting our own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participants assumptions that are reasonably available.

The Company’s financial instruments consist of equity investments, note receivables, derivative liabilities and notes payable.

When determining fair value, whenever possible, the Company uses observable market data, and relies on unobservable inputs only when observable market data is not available. As of December 31, 2022, and 2021, the Company did not have any level 1 or 2 financial instruments. On December 31, 2022 and 2021 the company’s level 3 financial instruments were derivative liabilities for warrants issued and outstanding that were not indexed to the Company’s stock, notes payable and notes receivable valued at their present values and equity investments in other entities.

The following table presents the Company’s assets and liabilities that are measured at fair value on a non-recurring basis at December 31, 2022.

	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level2)		Significant Unobservable Inputs (Level3)
Assets	$		$		$
Notes Receivable		-		-		1,250,000
Investments, related party		-		-		627
Total		-		-		1,250,627

Liabilities
Notes Payable		-		-		215,465
		-		-		215,465

The following table presents the Company’s assets and liabilities that are measured at fair value on a non-recurring basis at December 31, 2021.

	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level2)		Significant Unobservable Inputs (Level3)
Assets	$		$		$
Notes Receivable		-		-		1,250,000
Investments, related party		-		-		480,780
Total		-		-		1,730,780

Liabilities
Derivative Liabilities		-		-		474,595
		-		-		474,595

Derivative Liabilities

When the Company issues warrants, it evaluates the proper balance sheet classification of the warrant to determine whether the warrant should be classified as equity or as a derivative liability on the consolidated balance sheet. In accordance with ASC 815-40, Derivatives and Hedging – Contracts in the Entity’s Own Equity (ASC 815-40), the Company classifies a warrant as equity if it is indexed to the Company’s equity and several specific conditions for equity classification are met. A warrant is not considered indexed to the Company’s equity in general when it contains certain types of exercise contingencies or adjustments to exercise price. If a warrant is not indexed to the Company’s equity or it has net cash settlement that results in the warrants to be accounted for under ASC 480, Distinguishing Liabilities from Equity, or ASC 815-40, it is classified as a derivative liability which is carried on the consolidated balance sheet at fair value with any changes in its fair value recognized currently in the statement of operations. As of December 31, 2022 and 2021, the Company had warrants that were classified as liabilities and warrants that were classified as equity.

Some of the warrants issued by the Company have strike prices denominated in Canadian dollars (“CAD”). The Company’s functional currency is USD. In accordance with ASC 815 and EITF Issue No. 07-5, when the strike price of warrants is denominated in a currency other than an entity’s functional currency, the warrants would not be considered indexed to the entity’s own stock and would consequently be evaluated for a derivative liability under the conditions that the strike price is indexed to a foreign currency. The derivative liability associated with these warrants was valued on the date of issuance and is revalued at each reporting period.

Digital assets

The Company applies accounting for digital assets in accordance with the AICPA Practice Aid “Accounting for and Auditing of Digital Assets”, the guide is dated as of June 30, 2022, and the SEC issued Staff Accounting Bulletin No. 121, which is effective for periods after June 15, 2022, which are the current nonauthoritative guidance for accounting for digital assets under U.S. generally accepted accounting principles (GAAP). The AICPA Practice Aid is non-authoritative guidance that represents the views of the Digital Assets Working Group and AICPA staff. There is currently no official pronouncement or authoritative guidance on accounting for digital assets and digital asset transactions. Accordingly digital assets that lack physical substance meet the definition of intangible assets and would generally be accounted for under FASB ASC 350, Intangibles — Goodwill and Other. The obligation to safeguard those assets is recorded as a liability at the fair value. The Company holds no digital assets on December 31, 2022, and 2021. Though its business is in the development of digital asset platforms and the creation of non-fungible tokens, digital asset balances are not regularly used to conduct transactions or held during the year.

F-13

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenue recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the Company satisfies a performance obligation

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both.

When determining the transaction price, the Company also considers the effects of all of the following:

● Variable consideration

● Constraining estimates of variable consideration

● The existence of a significant financing component in the contract

● Noncash consideration

● Consideration payable to a customer

The Company generates revenues from three main sources, NFT sales, consulting services, and movie distribution.

Consulting Services

Consulting Service revenue is derived from providing professional knowledge and skills for creation of digital assets platforms and advisory services to third-party customers. The contract and performance obligations are created based on the needs of the customer and the abilities of the Company to provide the required services. The allocation of the transaction price to the individual performance obligations in the contract may be specified by task or by phase depending on the work being done. Revenue is recognized upon completion of the performance obligations. Revenues from ongoing services are recognized ratably over the related period. Revenue is recognized for the creation of software and web-based platforms upon completion and delivery.

NFT Revenue

NFT revenue is derived from the sale of NFTs. These NFTs are created by the Company’s subsidiaries and are sold through an online sales platform or through an auction. Revenue is recognized when the Company transfers the ownership of the NFT to the customer.

Movie Distribution Revenue

Movie distribution revenue is derived from the use of the Company’s intangible asset (Note 7). Revenues earned to date are from nonrefundable minimum guaranteed payments and, were recognized on the date distribution rights were granted to the purchaser. Future revenues may be recognized from revenue generated by the purchaser or by additional distribution sales.

Funds received for unearned revenue are recognized as deferred revenue on the consolidated balance sheet and are recognized as revenue upon completion of milestones or specified tasks.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging Contracts in Entity s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity s Own Equity. ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models results in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting, and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective for public companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Management has not yet evaluated the impact that the adoption of ASU 2020-06 will have on the Company’s consolidated financial statement presentation or disclosures.

F-14

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

3. CONCENTRATION AND CREDIT RISK

Financial instruments which potentially subject the Company to credit risk, consist principally of cash. Cash is maintained with a major financial institution in the USA that is creditworthy. The Company maintains cash in a bank account insured up to $250,000 by the Federal Deposit Insurance Corporation (“FDIC). At December 31, 2022 and 2021, no cash balances were in excess of federally insured limits.

During the year ended December 31, 2022, two customers individually made up 10% or more of total revenue. Their balances amounted to $1,520,750; $1,250,000 was generated from the movie distribution sale and $270,750 from consulting services. During the year ended December 31, 2021, there were no customers that individually accounted for 10% (or more) of total revenue. During the year ended December 31, 2022, two customers individually made up 10% or more of total accounts receivable, their balances amounted to $165,750. There was no accounts receivable balance on December 31, 2021.

4. ACCOUNTS RECEIVABLE

As at December 31, 2022, the Company had outstanding accounts receivables of $167,213 compared to $0 as at December 31, 2021.

5. PREPAID EXPENSES

For the years ended December 31, 2022 and 2021, prepaid expenses was comprised of:

	December 31,	December 31,
	2022	2021
Prepaid expenses	$24,896	$27,500
Prepaid insurance	-	60,791
	$24,896	$88,291

During 2021, the Company entered into a relationship with an unrelated entity to acquire common stock under a subscription agreement. The Company would advise it on blockchain technology, permitting it to expand its marketing business, and in return the entity would provide marketing services. On December 31, 2022, a total of $57,500 payments were made on deposit for the purchase of these shares, the relationship was evaluated as unbeneficial to the Company, it decided to expense these payments and terminate the arrangement. There was no obligation or penalty should either party choose to terminate the relationship. During the year ended December 31, 2022, the entity provided marketing services. As a result, the deposit of $57,500 was expensed on December 31, 2022, as a marketing expense.

6. NOTES RECEIVABLE – RELATED PARTY

Effective as of May 5, 2021, we loaned $400,000 to Fogdog Energy Solutions Inc. (“Fogdog”) pursuant to convertible promissory note. The note bears interest at a rate of 4% per annum and was due on May 5, 2022. The note was not repaid nor converted by the Company as at the reporting date and is now payable on demand. Under certain conditions as outlined in the promissory note, the Company may convert the outstanding loan into Fogdog’s common stock.

Effective as of August 20, 2021, we loaned an additional $850,000 to Fogdog pursuant to convertible promissory note. The note bears interest at a rate of 10% per annum and comes due on August 20, 2027. The note may not be prepaid without the written consent of the Company. Accrued interest for both Fogdog note receivables total $142,493 and $24,773 on December 31, 2022 and 2021, respectively. Our Chief Financial Officer, Secretary and Treasurer, Swapan Kakumanu, is a director, chief financial officer and a shareholder of Fogdog.

On March 15, 2023, the Company and FogDog agreed to an extension of terms on both notes, the $400,000 note had its maturity dated extended to December 31, 2024 and the $850,000 note had its maturity date extended to December 31, 2028.

7. INTANGIBLE ASSET

On July 6, 2021, the Company, through EnderbyWorks, LLC, acquired rights to a movie for a period of 10 years for $3,000,000. This acquisition is linked to a project for movie related NFTs. The asset was amortized straight-line basis, based on a 10-year estimated life. The Company was to generate revenues from the resale of the distribution rights over the period of ten years. The Company entered a sales contract on November 15, 2021, to sublease these rights to a movie distributor resulting in revenues during 2022 of $1,250,000. Future revenues are dependent on a percent of gross receipts from movie-related sales after distribution expenses are deducted. The film was released on May 27, 2022. Projected future cash flow from this asset could not be determined on December 31, 2022, and the Company decided to fully impair the asset, resulting in a loss on impairment of intangible assets of $2,625,000.

	Estimated life in years	December 31, 2022	December 31, 2021

Intangible asset	10	$3,000,000	$3,000,000
Less:
Impairment		(2,625,000)	-
Accumulated amortization		(375,000)	(75,000)
Intangible assets, net		$-	$2,925,000

Beginning accumulated amortization		$75,000	$-

Amortization expense		300,000	75,000

Ending accumulated amortization		$375,000	$75,000

8. INVESTMENTS, RELATED PARTY

On November 20, 2017, the Company entered into an agreement with WENN Digital to provide a loan. Upon acceptance of the loan agreement WENN Digital agreed to issue 375,000 common shares at $0.0001 per share, for a total investment of $37.

On August 12, 2021, the Company’s subsidiary sBetOne entered into a business combination with a related party, VON Acquisition Inc. (“VON”) whereby the Company exchanged its equity interest in sBetOne for equity interest in VON. The Company received 5,902,174 common shares or 6.31% of the total outstanding common shares of VON as at the date of the business combination. The transition from having a 59.02% ownership in sBetOne to having a 6.31% ownership in VON has led the Company to deconsolidate sBetOne from the Company’s financial statements and record the ownership of VON as an investment. The common shares were valued at $0.10 CAD per share based on the most recent sales of VON’s stock. The investment in VON is an investment in a related party, due to the Company and VON sharing key management in 2022. The investment in VON was revalued on September 30, 2022 due to the change in the foreign currency exchange rate.

During the year ended December 31, 2021, the sBetOne carrying amount in liabilities of $824,041 and loss in NCI of $350,942 were removed from the Company and converted into shares of VON, resulting in a gain of $120,478 upon deconsolidation of sBetOne recorded in other income.

At the conclusion of the exchange of VON’s shares for sBetOne’s shares, to reflect a reasonable value for shares held in sBetOne, the Company wrote-off previously held value attributable to the VON share price, resulting in sBetOne’s shares being held at par. SBetOne’s par value per share of common stock is $0.0001. 5,902,174 sBetOne shares were held by the Company on December 31, 2022, which resulted in the investment in sBetOne being valued at $590.

	December 31,	December 31,
	2022	2021
Investments, related party – WENN	$37	$480,780
Investment, related party – sBetOne, LLP	590
	627	480,780

F-15

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

9. NOTES PAYABLE

On June 14, 2022, the Company issued a promissory note payable for $117,000 (“Note A”). The promissory note is unsecured, payable on demand, and was set to mature on August 13, 2022. The promissory note bears interest at a rate per annum equal to the Bank of Canada’s Prime rate. On August 9, 2022, a promissory note extension was signed, extending the maturity date of the note payable to February 14, 2023. Accrued interest of $2,289 was outstanding as at December 31, 2022.

On November 8, 2022, the Company entered into a promissory note (“Note B”) agreement to raise $116,760. The Note has a discount of $12,510 and fees of $4,250, resulting in net proceeds of $100,000. The Note is unsecured, has a one-time interest charge of $14,011, and matures on November 8, 2023. The Note total of $130,771 (including principal, interest, and fees) will be repaid in ten payments, each in the amount of $13,077 with the first payment due on December 30, 2022, and nine subsequent payments each month thereafter with a five-day grace period with respect to each payment.

In the event of a default, the Note is convertible into shares of common stock of the Company. In a default situation, the holder of the Note has the right to convert all or any part of the unpaid balance of the Note into shares of common stock of the Company, at a conversion price that is equal to the lowest trading price for the shares of common stock during the twenty-five trading days prior to the conversion date. Upon the occurrence and during the continuation of any event of default, the Note would immediately become due and payable and, if the Company wishes to repay the Note in cash, the Company would pay an amount equal to 200% of the then outstanding unpaid amounts owed. The first payment of $13,077 was due and paid on December 31, 2022. Debt discount amortization and prepaid legal fees and amortization amounted to $2,043 and $691, respectively during the year ended December 31, 2022.

During the year ended December 31, 2022 the Company incurred interest expense for these notes which total $6,601.

10. DEFERRED REVENUE

Prior to December 31, 2022, the Company received $77,700 cash from customers as deposits for work to be performed. On December 31, 2022, the products had not been delivered to the customers, therefore the deposits have been recorded as deferred revenue. Deferred revenue was $77,700 and $0 on December 31, 2022 and 2021, respectively. See Note 2 for additional information on our revenue recognition policy.

11. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may be subject to legal proceedings, claims, and liabilities that arise in the ordinary course of business. The Company is not aware of any pending litigation as of the date of this report, and therefore, in the opinion of management and based upon the advice of its outside counsels, the liability, if any, from any pending litigation is not expected to have a material effect in the Company’s financial position, result or operations, and cash flows.

F-16

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

12. RELATED PARTY TRANSACTIONS

On January 22, 2018, the Company appointed James Geiskopf as Lead Director. As of December 31, 2022 and 2021, the Company had accounts payable and accrued expenses owing to this related party of $6,302 and $0, respectively.

On April 1, 2021, the Company appointed Cameron Chell as Executive Chairman. As of December 31, 2022 and 2021, the Company had accounts payable and accrued expenses owed to this related party of $567 and $30,000, respectively.

On August 1, 2022, the Company appointed Scott Gallagher as President. As of December 31, 2022 and 2021, the Company had accounts payable and accrued expenses owing to this related party of $10,000 and $0.

On December 4, 2018, the Company appointed Swapan Kakumanu as Chief Financial Officer. As of December 31, 2022 and 2021, the Company had accounts payable and accrued expenses owed to this related party of $1,688 and $20,000 respectively.

On October 9, 2017, the Company signed an agreement with a company owned by Swapan Kakumanu to provide accounting services. As of December 31, 2022 and 2021, the Company had accounts payable and accrued expenses owed of $25,000.

On May 5, 2021, the Company loaned Fogdog $400,000 of which our CFO is a director, chief financial officer and shareholder (Note 6). Effective as of August 20, 2021, we loaned an additional $850,000 to Fogdog pursuant to convertible promissory note (Note 6). As of December 31, 2022 and 2021, the Company had total outstanding notes receivable from Fogdog of $1,250,000. Accrued interest for both loans total $142,493 and $24,773 as at December 31, 2022 and 2021.

13. DERIVATIVE LIABILITIES

On June 12, 2022, 2,108,750 warrants expired. The derivative liabilities related to expiring warrants were revalued at USD $34,530, resulting in a loss of $135,978, related to the change in fair market value of the derivative liabilities. The Black-Scholes Options Pricing Model is used to value the derivative liability. The following are key weighted average assumptions for the valuation of expired warrants on June 12, 2022. Upon expiry, $34,350 of derivative liability was written off against additional-paid-in-capital.

June 12, 2022
Related outstanding warrants	2,108,750
Number of underlying shares for outstanding warrants	2,108,750
Stock price	$0.12
Exercise price	$0.10
Volatility	25.81%
Risk-free interest rate	1.10%
Expected dividend yield	0%
Warrant remaining life in years	0
Black Scholes fair value per option	$0.02 CAD

The derivative liability revaluation on December 31, 2022 resulted in a gain in the amount of $440,065. The derivative liability on December 31, 2022, and 2021 was $0 and $474,595, respectively. The revaluation of the derivative liability for unexpired warrants on December 31, 2022, resulted in a zero value, due to the decline in the Company’s stock price. The expected life of the warrants was greater than the Company’s historical stock information available, therefore, the Company determined the expected volatility based on price fluxions of comparable public companies. The following are key weight average assumptions for the valuation of warrants exercisable into common stock for the years ended December 31, 2022 and 2021. These warrants expire on February 4, 2023.

	December 31, 2022	December 31, 2021
Related outstanding warrants	7,900,000	7,900,000
Number of underlying shares for outstanding warrants	7,900,000	7,900,000
Stock price ($CAD)	$0.04	$0.34
Exercise Price ($CAD)	$0.75	$0.75
Expected volatility	158.73%	54.03%
Risk-free interest rate	4.41%	0.34%
Expected dividend yield	0%	0%
Warrant remaining life in years	0.0	0.1
Black Scholes fair value per option	$-	$-

F-17

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

14. WARRANTS

The Company granted 3,813,593 and 18,494,021 common stock warrants, during the year ended December 31, 2022 and 2021, respectively. During 2022 warrant holders did not exercise any warrants, and 2,108,750 warrants expired. The weighted average exercise price of warrants outstanding on December 31, 2022, is $0.6033, and the weighted average remaining contractual life is 0.90 years. During 2021 warrant holders did not exercise any warrants, and 11,721,250 warrants expired. The weighted average exercise price of warrants outstanding on December 31, 2021, is $0.7088, and the weighted average remaining contractual life is 0.10 years.

A portion of outstanding warrants are denominated in a currency other than the Company’s functional currency. The fair value of each of these warrants is estimated using the Black-Scholes valuation method, see Note 13.

Since the expected life of the warrants was greater than the Company’s historical stock information available, the Company determined the expected volatility based on price fluctuations of comparable public companies.

The following table summarizes changes in warrants outstanding in each year:

	December 31, 2022	December 31, 2021
Outstanding at beginning of year	18,102,771	11,330,000
Issuances	3,813,593	18,494,021
Expirations	(2,108,750)	(11,721,250)
Outstanding at end of year	19,807,614	18,102,771
Weighted Average Price	$0.6033	$0.7088

15. SHARE CAPITAL

On January 5, 2021, the Company completed a private placement where 2,400,000 units were issued, consisting of one common share and one common share purchase warrant issued at a price of $0.40 (Canadian dollars (“CAD”)) for total gross proceeds of $300,000 CAD ($236,090 (United States dollars (“USD”))). The derivative liability valuation of the warrants issued is $1,559,108.

February 4, 2021, the Company completed a private placement where 8,000,000 units were issued, consisting of one common share and one common share purchase warrant issued at a price of $0.54 CAD for total gross proceeds of $4,000,000 CAD ($3,118,179 USD). The derivative liability valuation of the warrants issued is $1,818,140.

On March 23, 2021, the Company completed a private placement where 1,200,000 units were issued, consisting of one common share and one common share purchase warrant issued at a price of $1 USD for total gross proceeds of $1,200,000 USD.

On May 11, 2021, 4,504,600 common shares were issued for debt conversion of $135,138. On June 25, 2021, 3,413,700 common shares were issued for debt conversion of $341,370. The sBetOne Inc. debt of $824,041 was converted into shares of VON upon deconsolidation.

On July 14, 2021, the Company completed a registered direct offering where 4,687,500 units were issued, consisting of one common share and one common share purchase warrant issued at a price of $0.80 USD for total gross proceeds of $3,750,000 USD.

On November 29, 2021, the Company converted shares for services rendered where 51,217 units were issued.

On December 29, 2021, the Company completed a registered direct offering where 1,956,521 units were issued, consisting of one common share and one common share purchase warrant issued at a price of $0.23 USD for total gross proceeds of $450,000 USD.

On December 29, 2021, the Company completed a private placement where 173,609 common shares were issued to directors and officers of the Company at a price of $0.288 USD for total gross proceeds of $50,000 USD.

On December 31, 2021, there were 11,721,250 warrants exercised for common shares.

On January 28, 2022, the Company issued 244,139 common shares at $0.2048 USD per share for a total value of $50,000 USD, $33,500 USD of the share issuance value was a private placement for cash and $16,500 USD of the share issuance value was for vendor payable debt conversion.

On January 28, 2022, the Company completed a debt conversion where 488,281 common shares were issued at a price of $0.2048 USD per share for a total value of $100,000 USD.

On January 28, 2022, the Company issued 1,221,001 common shares for $200,000 USD cash at a price of $0.1638 USD per share.

On February 11, 2022, the Company issued 47,614 common shares for services rendered to the Company. The common shares were issued at a price of $0.21 USD per share, for a total value of $9,999 USD.

On February 28, 2022, the Company issued 2,592,592 common shares at a price of $0.135 USD per share for total a total value of $350,000 USD, $244,111 USD of the issuance value was for cash and $105,889 USD of the issuance value was for vendor payable debt conversion.

On May 9, 2022, the Company issued 83,325 common shares for services rendered to the Company at a price of $0.12 USD per share, for a total value of $9,999 USD.

On August 31, 2022, the Company issued 108,684 common shares for services rendered to the Company at a price of $0.092 USD per share, for a total value of $9,999 USD.

F-18

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

16. STOCK-BASED COMPENSATION

The Company has adopted the 2017 Equity Incentive Plan (“the Plan”) under which non-transferable options to purchase common shares of the Company may be granted to directors, officers, employees, or consultants of the Company. The terms of the Plan provide that our board of directors may grant options to acquire common shares of the Company at not less than 100% of the greater of: (i) the fair market value of the shares underlying the options on the grant date and (ii) the fair market value of the shares underlying the options on the date preceding the grant date at terms of up to ten years. No amounts are paid or payable by the recipient on receipt of the options. On April 26, 2021, the maximum number of options available for grant was increased to 13,300,000 shares. On December 31, 2022, there are 12,730,000 stock options issued and outstanding. On December 31, 2022, there are 570,000 unused stock options.

The Company has also granted stock options to non-employees. These stock options were granted to consultants who have provided their services for cash compensation below cost, with the stock options providing additional compensation in lieu of cash.

On February 10, 2021, the Company granted a total of 2,066,666 stock options to consultants. The stock options are exercisable at the exercise price of $1.17 per share for a period of ten years from the date of grant. The stock options have a fair value of $1.09 and are exercisable as follows:

(i)	1/3 on the first anniversary date;
(ii)	1/3 on the second anniversary date; and
(iii)	1/3 on the third anniversary date.

On March 19, 2021, the Company granted a total of 180,000 stock options to a consultant. The stock options are exercisable at the exercise price of $3.19 per share for a period of ten years from the date of grant. The stock options have a fair value of $2.87 and are exercisable as follows:

(i)	1/3 on the first anniversary date;
(ii)	1/3 on the second anniversary date; and
(iii)	1/3 on the third anniversary date.

On May 5, 2021, the Company granted a total of 180,000 stock options to a consultant. The stock options are exercisable at the exercise price of $1.78 per share for a period of ten years from the date of grant. The stock options have a fair value of $1.65 and are exercisable as follows:

(i)	1/3 on the first anniversary date;
(ii)	1/3 on the second anniversary date; and
(iii)	1/3 on the third anniversary date.

On June 15, 2021, the Company granted a total of 2,900,000 stock options to a consultant. The stock options are exercisable at the exercise price of $1.16 per share for a period of ten years from the date of grant. The stock options have a fair value of $1.07 and are exercisable as follows:

(i)	1/3 on the first anniversary date;
(ii)	1/3 on the second anniversary date; and
(iii)	1/3 on the third anniversary date.

On September 6, 2022, 130,000 stock options held by a consultant were forfeited.

On August 26, 2022, the Company granted a total of 8,300,000 stock options to officers and directors of the Company. The stock options are exercisable at the exercise price of $0.09 per share for a period of ten years from the date of grant. The stock options have a fair value of $0.0780 and are exercisable as follows:

(i)	1/2 the date of the grant; and
(ii)	1/2 on the first anniversary date;

On August 26, 2022, the Company granted a total of 1,000,000 stock options to an officer of the Company. The stock options are exercisable at the exercise price of $0.09 per share for a period of ten years from the date of grant. The stock options have a fair value of $0.0780 and are exercisable as follows:

(i)	1/3 the date of the grant;
(ii)	1/3 on the first anniversary date; and
(iii)	1/3 on the second anniversary date.

F-19

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

16. STOCK-BASED COMPENSATION (CONT’D)

Stock-based compensation expense recognized for the years ended December 31, 2022 and 2021 were $1,855,761 and $4,585,412, respectively. Stock options granted are valued at the fair value calculation based off the Black-Scholes valuation model. The weighted average assumptions used in the calculation are as follows:

	Years Ended December 31,
	2022	2021
Share price	$0.09	$0.34
Exercise price	$0.09	$0.10-3.19
Time to maturity (years)	10	5-10
Risk-free interest rate	3.04%	0.79%-1.74%
Expected volatility	89.92%	62.10%-112.45%
Dividend per share	$0.00	$0.00
Forfeiture rate	-	-

	Number of Options	Weighted Average Grant-Date Fair Value ($)	Weighted Average Exercise Price ($)	Weighted Average Remaining Life (Yrs)
Options outstanding, December 31, 2021	8,301,666	0.79	0.86	8.1
Granted	9,300,000	0.08	0.09	9.7
Forfeited	(180,000)	1.65	1.78	8.3
Cancelled	(4,691,666)	1.04	1.12	8.1
Options outstanding, December 31, 2022	12,730,000	0.17	0.19	8.6
Options exercisable, December 31, 2022	9,513,555	0.18	0.20	7.8

As vesting conditions are not wholly dependent on the employee and there is no timeline for them, for accounting purposes, the fair value is calculated and the expense is recognized upon the achievement of the milestones.

Nonvested options are valued at the date of the grant at the fair value of the common stock and are expensed over the vesting period. As at the grant date of the nonvested options, the fair value of the common stock was based upon the issuance of the founder shares at $0.0001 per share.

F-20

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

17. INCOME TAXES

For the fiscal years 2022 and 2021, there was no provision for income taxes and deferred tax assets have been entirely offset by valuation allowances.

As of December 31, 2022 and 2021, the Company had net operating loss carry forwards of approximately $3,897,793 and $2,890,509, respectively. The carry forwards expire through the year 2042. The Company’s net operating loss carry forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

The Tax Cuts and Jobs Act was enacted on December 22, 2017, which reduced the U.S. corporate statutory tax rate from 35% to 21% beginning on January 1, 2018. We used 21% as an effective rate. The Company’s tax expense differs from the “expected” tax expense for Federal income tax purposes (computed by applying the United States Federal tax rate of 21% to loss before taxes (2018 – 21%)), as follows:

	For the years ended December 31,
	2022	2021
Net operating loss before taxes	$(6,212,287)	$(22,749,050)
Federal income tax rate	21%	21%
Tax expense (benefit) at the statutory rate	(1,304,580)	(4,777,301)
Non-deductible items
Tax effect of stock-based compensation (non-qualifying options)	389,710	962,936
Change in Derivatives	(92,414)	2,892,085
Change in valuation allowance	1,007,284	922,280
Total	$-	$-

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as deferred tax assets and liabilities. The tax effect of significant components of the Company’s deferred tax assets at December 31, 2021 and 2020, respectively, are as follows:

	2022	2021
Deferred tax asset:
Net operating loss carry forwards	$3,897,793	$2,890,509
Total gross deferred tax assets	3,897,793	2,890,509
Less: Deferred tax asset valuation allowance	(3,897,793)	(2,890,509)
Total net deferred tax assets	$-	$-

In assessing the ability to realize the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The returns filed from the year 2019 going-forward are subject to examination by the IRS.

18. NON-CONTROLLING INTEREST

On April 1, 2019, the Company transferred 2,000,000 of its shares in sBetOne to a third-party and cancelled 1,097,826 of its shares. Additionally, 2,097,826 shares of sBetOne were issued to third-parties, reducing the Company’s ownership in this subsidiary to 59.02%.

On March 15, 2023, the Company signed an agreement with its partner in the jointly owned subsidiary EnderbyWorks, LLC to become the 100% owner of the company. The agreement includes a secured promissory note of $1,828,000 from the partner to MetaWorks with an interest rate of 8% due and payable on July 6, 2024. There is also a royalty clause on the existing assets that EnderbyWorks will pay the former partner 50% of the first $6,000,000 in Net Revenue.

F-21

MetaWorks Platforms, Inc.

(formerly CurrencyWorks Inc.)

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

18. NON-CONTROLLING INTEREST (CONT’D)

On August 12, 2021, the Company’s subsidiary sBetOne entered into a business combination with a related party, VON Acquisition Inc. (“VON”) whereby the Company exchanged its equity interest in sBetOne for equity interest in VON. The Company received 5,902,174 common shares or 6.31% of the total outstanding common shares of VON as at the date of the business combination. The transition from having a 59.02% ownership in sBetOne to having a 6.31% ownership in VON has led the Company to deconsolidate sBetOne in 2021, eliminate the related non-controlling interest from the Company’s financial statements, and record the equity investment in VON as of December 31, 2021.

On June 22, 2021, the Company incorporated a new Delaware subsidiary, EnderbyWorks, LLC, in which the Company owns 51%. The Company also has an 80% ownership in Motoclub LLC.

The following table sets forth a summary of the changes in non-controlling interest:

	December 31, 2022	December 31, 2021
Non-controlling interest beginning of the year	$(894,742)	(333,415)
Issuance of shares by EnderbyWorks, LLC	4,900	-
Net income	8,122	(912,269)
Deconsolidation	-	350,942
Non-controlling interest at December 31, 2022	$(881,720)	(894,742)

20. SUBSEQUENT EVENTS

On January 31, 2023, the Company signed an amendment to the $117,000 note payable with an initial agreement entered into on June 24, 2022. This amendment extends the maturity date of the loan from February 14, 2023 to February 14, 2024 at an interest rate equal to the Bank of Canada’s Prime rate plus 3%.

On February 10, 2023, the Company completed a private placement for 6,500,000 shares at a price of $0.05 per share for total gross proceeds of $325,000.

On March 7, 2023, the Company issued 1,000,000 common shares for services rendered to the Company. The common shares were issued at a price of $0.10 USD per share, for a total value of $100,000 USD.

On March 15, 2023, the Company and FogDog agreed to an extension of terms on both the loan and note payable extending the respective maturity dates to December 31, 2028 and December 31, 2024.

On March 15, 2023, the Company signed an agreement with its partner in the jointly owned subsidiary EnderbyWorks, LLC to become the 100% owner of the company. The agreement includes a secured promissory note of $1,828,000 from the partner to MetaWorks with an interest rate of 8% due and payable on July 6, 2024. There is also a royalty clause on the existing assets that EnderbyWorks will pay the former partner 50% of the first $6,000,000 in Net Revenue.

The Company has evaluated events occurring subsequent to December 31, 2022 through the date these financial statements were issued and noted no additional items requiring disclosure.

F-22

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

Our management’s discussion and analysis provides a narrative about our financial performance and condition that should be read in conjunction with the audited consolidated financial statements and related notes thereto included in this prospectus. This discussion contains forward looking statements reflecting our current expectations and estimates and assumptions about events and trends that may affect our future operating results or financial position. Our actual results and the timing of certain events could differ materially from those discussed in these forward-looking statements due to a number of factors, including, but not limited to, those set forth in the sections of this prospectus titled “Risk Factors” and “Forward-Looking Statements”.

Overview

Our business is a services and development business that provides a turnkey set of services for companies to develop and integrate blockchain and payment technologies into their business operations. We anticipate that we will enable companies to focus on their core competencies while providing the necessary resources and expertise to execute a strategy that will enable companies to integrate new blockchain plus payment technologies into their business operations. Our plan is to be compensated on a fee-for-services model, technology licensing model and reoccurring transactions revenue model. We may accept tokens, coins or equity in payment for our services, to the extent permitted under applicable law.

Results of Operations

Revenue

We recognized total revenue of $1,835,773 with $81,023 coming from the sale of NFTs, $504,750 from consulting services, and $1,250,000 from the sale of movie rights for the year ended December 31, 2022 compared to $472,435 which is comprised of 336,435 from NFT sales and $136,000 from consulting services for the year ended December 31, 2021.

Operating Expenses

We incurred operating expenses of $5,528,831 and $10,508,073 for the years ended December 31, 2022 and 2021, respectively, representing a decrease of $4,979,242 between the two periods. These expenses consisted primarily of consulting fees, service costs, professional fees, stock-based compensation, interest and bank charges, and other general and administrative expenses. The decrease in operating expenses between the year 2022 and 2021 is principally due to a decrease in consulting expenses, professional fees and other general and administrative expenses. Consulting expenses for the year ended December 31, 2022 and 2021 were $890,513 and $1,904,868, respectively, a decrease of $1,014,355, due to our company reducing and amending vendor consulting agreements for strategic and project management services. Professional fees for the year ended December 31, 2022 and 2021 were $210,939 and $501,954, respectively, a decrease of $291,015. Professional fees decreased as a result of decreased legal and consulting services. Project costs in the year ended December 31, 2022 and 2021 were $1,239,077 and $2,122,899, respectively, a decrease of $883,822. Some projects requiring these services were scaled back, additionally projects were managed more efficiently to reduce costs.

Other Income (Expense)

Other income (expense) for the year ended December 31, 2022 includes $7,287 of expenses compared to $186,880 of income from interest receivables charged for the year ended December 31, 2021 on notes receivable to a related party. Other income includes interest revenue on notes receivable of $117,721 for the year ended December 31, 2022 compared to $24,773 for the year ended December 31, 2021. Other expenses include interest expense on notes payable of $6,601 for the year ended December 31, 2022 compared to $65,499 for the year ended December 31, 2021. The change in fair value of the derivative liability from warrants issued and outstanding resulted in a $440,065 gain in 2022 and $13,771,835 loss in 2021. During 2022 the intangible asset was impaired resulting in a loss of $2,625,000. The distributor’s movie sales in 2022 resulted in a loss. Using this recent financial performance, we were unable to project future cash flows based on our percentage earnings of the distributors gross receipts less certain costs. There was no impairment in 2021. For the year ended December 31, 2022 there was a loss from a partial write-off of the investment in sBetOne in the amount of $430,005, compared to no investment write-off during the year ended December 31, 2021.

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Net Loss from Operations

We incurred net losses from operations of $3,693,058 and $10,035,638 for the years ended December 31, 2022 and 2021, respectively, representing a decrease of $6,342,580 primarily attributable to the factors discussed above under the heading “Operating Expenses”.

Net and Comprehensive Loss

Net loss attributable to our company amounts to $6,212,287 and $22,749,050 for the years ended December 31, 2022 and 2021, respectively, representing a decrease of $16,536,763 primarily attributable to the factors discussed above under the headings “Operating Expenses” and “Other Income (Expense)”.

Liquidity and Capital Resources

Working Capital

	As at December 31, 2022	As at December 31, 2021
Current Assets	$1,025,232	$1,231,820
Current Liabilities	1,587,773	1,724,499
Working Capital (Deficit)	$(562,541)	$(492,679)

Current Assets

Current assets of $1,025,232 as at December 31, 2022 and $1,231,820 as at December 31, 2021 were comprised of only cash and cash equivalents, accounts receivable, and prepaid expenses.

Current Liabilities

Current liabilities on December 31, 2022 amounted to $1,587,773 in accounts payable, accrued expenses, deferred revenue and current notes payable compared to $1,724,499 on December 31, 2021 which was comprised of accounts payable, accrued expenses and derivatives liabilities.

Cash Flow

Our cash flows for the years ended December 31, 2022 and December 31, 2021 are as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
Net cash (used in) operating activities	$(1,222,773)	$(4,763,314)
Net cash provided by (used in) investing activities	-	(4,250,000)
Net cash provided by financing activities	690,684	9,547,002
Net changes in cash and cash equivalents	$(532,089)	$533,688

Operating Activities

Net cash used in operating activities was $1,222,773 for the year ended December 31, 2022, as compared to $4,763,314 for the year ended December 31, 2021, resulting in a decrease of $3,540,541 in net cash used. The decrease in net cash used in operating activities was primarily due to a decreased net loss for the period.

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Investing Activities

Net cash used in investing activities was $0 for the year ended December 31, 2022, as compared to $4,250,000 for the year ended December 31, 2021, resulting in a decrease of $4,250,000 in net cash used. During the year ended December 31, 2021 we purchased movie rights for $3,000,000 and issued a note receivable for $1,250,000.

Financing Activities

Financing activities provided cash of $690,684 for the year ended December 31, 2022 and $9,547,002 for the year ended December 31, 2021, a decrease of $8,856,318. During the year ended December 31, 2022, the change was principally due to cash proceeds from notes payable and share issuances. During the year ended December 31, 2021, the change was principally due to cash proceeds from the exercise of warrants for the issuance of common stock, proceeds from other share issuances, repayments of notes payable, and payments for the share issuance costs.

Financing Activities subsequent to December 31, 2022

On February 10, 2023, we completed a private placement for 6,500,000 shares at a price of $0.05 per share for total gross proceeds of $325,000.

On March 31, 2023, we completed a private placement of an aggregate of 8,600,000 units at a price of $0.044 per unit for aggregate gross proceeds of $378,400. Each unit was comprised of one share of our common stock and one-half of one transferable common stock purchase “A” warrant and one-half of one transferable common stock purchase “B” warrant. Each whole common stock purchase “A” warrant is exercisable into one additional share of our common stock at an exercise price of $0.35 for a period of six months following the date of the closing. Each whole common stock purchase “B” warrant is exercisable into one additional share of our common stock at an exercise price of $1.00 for a period of nine months after the date of the closing.

On May 1, 2023, we issued an aggregate of 3,720,000 shares of our common stock at a deemed price of $0.075 per share in settlement of debt in the aggregate amount of $279,000 owed to various creditors our company. We issued these shares to five U.S. Persons (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing these shares, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(a)(2) of the Securities Act of 1933 and/or Rule 506 promulgated under the Securities Act of 1933.

Cash Requirements

We expect that we will require $2,400,000, including our current working capital, to fund our operating expenditures for the next twelve months. Projected working capital requirements for the next twelve months are as follows:

Estimated Working Capital Expenditures During the Next Twelve Months

General and administrative expenses	$2,400,000
Total	$2,400,000

Our estimated general and administrative expenses for the next 12 months are $2,400,000 and are comprised of: consulting fees, accounting services, board of directors and our advisory board, investor relations consultants, and to our public relations and marketing consultants; legal and professional fees (including auditing fees); for insurance; marketing and advertising expenses; trade shows; travel expenses; office rent and miscellaneous and office expenses.

We will require additional cash resources to meet our planned capital expenditures and working capital requirements for the next 12 months. We expect to derive such cash through the sale of equity or debt securities or by obtaining a credit facility. The sale of additional equity securities will result in dilution to our stockholders. The incurrence of indebtedness will result in debt service obligations, which could cause additional dilution to our stockholders, and could require us to agree to financial covenants that could restrict our operations or modify our plans to source a new business opportunity. Financing may not be available in amounts or on terms acceptable to us, if at all. Failure to raise additional funds could cause our company to fail.

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Going Concern

Our consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not yet established a source of revenues sufficient to cover our operating costs and to allow us to continue as a going concern. We have incurred losses since inception resulting in an accumulated deficit on December 31, 2022 and 2021 of $41,428,167 and $35,248,384, respectively. Our ability to operate as a going concern is dependent on obtaining adequate capital to fund operating losses until we become profitable.

In their reports on our financial statements for the years ended December 31, 2022 and 2021, our independent registered public accounting firms included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On August 31, 2022, Haynie & Company was terminated as our company’s independent registered public accounting firm. Concurrent with such termination, we engaged Integritat Audit, Accounting & Advisory, LLC (“Integritat CPA”) to serve as our independent registered public accounting firm effective August 31, 2022. The change of our independent registered public accounting firm from Haynie & Company to Integritat CPA was approved by our board of directors.

The report of Haynie & Company on our company’s financial statements as of and for the fiscal years ended December 31, 2021 and 2020 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except that such report on our financial statements contained an explanatory paragraph in respect to the substantial doubt about our ability to continue as a going concern.

During our company’s fiscal years ended December 31, 2021 and 2020 and in the subsequent interim period through the date of termination of Haynie & Company, there were no disagreements, resolved or not, between our company and Haynie & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Haynie & Company, would have caused Haynie & Company to make reference to the subject matter of such disagreements in connection with its report on our company’s financial statements for such years.

During our fiscal years ended December 31, 2021 and 2020 and in the subsequent interim period through the date of termination of Haynie & Company, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During our fiscal years ended December 31, 2021 and 2020 and in the subsequent interim period through the date of appointment of Integritat CPA, we did not consult with Integritat CPA on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on our financial statements, and Integritat CPA did not provide either a written report or oral advice to us that Integritat CPA concluded was an important factor considered by our company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

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Directors and Executive Officers

Directors and Executive Officers

The following individuals serve as our directors and executive officers. All of our directors hold office until the next annual meeting of our stockholders or until their successors have been elected and qualified, or until their death, resignation or removal. Our executive officers are appointed by our board of directors and hold office until their death, resignation, or removal from office.

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Scott Gallagher	President	56	September 7, 2022
Swapan Kakumanu	Chief Financial Officer, Secretary and Treasurer	53	December 4, 2018
Cameron Chell	Chairman and Director	54	August 21, 2017
James P. Geiskopf	Lead Director	63	August 28, 2014
Edmund C. Moy	Director	65	February 9, 2018
Shelly Murphy	Director	51	June 17, 2021

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Scott Gallagher

On September 7, 2022, Scott Gallagher was appointed as the president of our company.

Mr. Gallagher is a seasoned public company executive with over 25 years’ experience in the public markets. In 2000, Mr. Gallagher started his first company, About Face Communications, LLC, representing several private and publicly traded companies. In 2002, he acquired control of FTS Group as its Chairman, CEO, and largest shareholder. During this time, FTS Group grew from a startup to generating record sales growth before being sold to an investor group. In 2008, he was appointed Chairman and CEO of TheDirectory.com, Inc. He remains Chairman of the company. Since taking the Chairman position, TheDirectory.com has materially grown revenue and completed both financing and acquisitions.

Swapan Kakumanu

On December 4, 2018, Swapan Kakumanu was appointed as the chief financial officer of our company. Mr. Kakumanu had been the controller of our company since October 2017.

Mr. Kakumanu has been a partner, controller and chief financial officer for Red to Black Inc., a financial services firm offering chief financial officer, controller and strategic consulting services to both public and private companies, since November 2012. Mr. Kakumanu has been the chief financial officer of RYDE Holding Inc. since October 2018 to November 2019, the chief financial officer and a director of BLOCKStrain Technology Corp (now TruTrace Technologies Inc.) (CSE: TTT). since September 2018 to March 2020, and the chief financial officer of Pounce Technologies Inc. since July 2016 to December 2019 and chief financial officer and corporate secretary of Khiron Life Sciences Corp. (TSXV: KHRN) since October 2021 to June 2022, and chief financial officer and corporate secretary of NetraMark Holding Inc. (CSE: AIAI) since August 2022. Mr. Kakumanu was also the chief financial officer of Intercept Energy Services Inc. from June 2014 to September 2018, the chief financial officer of Vogogo Inc. from August 2017 to April 2018, On September 16, 2021 we appointed Mr. Kakumanu as our secretary and treasurer.

Mr. Kakumanu has over 20 years of senior finance and operations experience. He has served at the executive levels in both public and private companies including senior roles as president, chief executive officer, chief financial officer and company secretary, as well as director roles on boards. Mr. Kakumanu has extensive experience in public company reporting, investor relations, ERP implementations, mergers and acquisitions, internal controls and general overall financial, strategic and operations management. His diverse industry experience spans commercializing technologies and launching software solutions, blockchain, manufacturing, distribution, oilfield services, healthcare technologies and multi-jurisdictional operations. He holds CPA.CGA, ACA (Chartered Accountant, India) and ACMA (Certified Management Accountant, India) designations.

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Cameron Chell

On August 21, 2017, Cameron Chell was appointed as the president and chief executive officer and a director of our company. On October 15, 2017, Mr. Chell resigned as our president and chief executive officer in order to accommodate the appointment of Bruce Elliott as our president. On the same day, Mr. Chell was appointed as the non-executive chairman. On April 1, 2021, we appointed Mr. Chell as Executive Chairman.

Mr. Chell was the CEO of Business Instincts Group Inc. from 2009 to 2021. Business Instincts Group is a venture creation accelerator and services firm whose focus is building high-tech startups. The companies that Business Instincts Group has helped build include Draganfly, RaptorRig, ColdBore, UrtheCast, the first commercial video platform on the International Space Station and Slyce, the visual purchasing engine. As well, Mr. Chell has founded several startups including Futurelink, the original cloud computing company. Mr. Chell is currently involved with creating and sourcing new projects, and overseeing corporate development for Business Instincts Group. Business Instincts Group’s venture creation process involves management services that integrate a proprietary strategic planning process (The RIPKIT) into organizations fostering strategic growth, valuation appreciation, liquidity, and management accountability. In this regard Mr Chell’s primary responsibility is to provide project and strategic management facilitation while working with his co-founders, executives, and investors to determine what is most important and specifically how to get it done. Mr. Chell has also been a director and secretary of Ryde from December 2017 and chairman of Ryde from February 2018.

We believe that Mr. Chell is qualified to serve on our board of directors because of his extensive business experience derived from his current and past occupation.

James P. Geiskopf

Effective August 28, 2014, Mr. Geiskopf was appointed as president, secretary, treasurer and director of our company. On August 21, 2017, Mr. Geiskopf resigned as our president. On October 9, 2017, Mr. Geiskopf resigned as our secretary and treasurer. Mr. Geiskopf has been our lead director since August 21, 2017.

Mr. Geiskopf currently serves on the board of directors of Verb Technology Company, Inc. (VERB: NASDAQ), formerly nFusz, Inc. (since May 7, 2014), a company having shares of common stock registered under the Securities Exchange Act of 1934. He served as a director of Electronic Cigarettes International Group, Ltd. from June 2013 to March 2017. He was the president, secretary, treasurer and a director of Searchbyheadlines.com (now Naked Brand Group Inc.) from December 22, 2011 to July 30, 2012, and the president and director of The Resource Group from 2007 to 2009. From 1986 to 2007, he served as the president and chief executive officer of Budget Rent-a-Car of Fairfield, California. Mr. Geiskopf also served on the board of directors of Suisun Valley Bank from 1986 to 1993 and on the board of directors of Napa Valley Bancorp. from 1991 to 1993.

We believe that Mr. Geiskopf is qualified to serve on our board of directors because of his extensive business management and financial expertise derived from his past occupation and his past and current board participation.

Edmund C. Moy

On February 9, 2018, we appointed Edmund C. Moy as a director of our company.

Mr. Moy has been self-employed since July 2013. He has provided autographs for Numismatic Guarantee Corporation since December 2015 and to Profession Coin Grading Services, a division of Collectors Universe (CLCT: NASDAQ) from November 2013 to November 2015. Mr. Moy has also been an author with Whitman Publishing since December 2013, and was a provider of endorsement to Fortress Gold Group from August 2014 to July 2017 and to Morgan Gold from November 2011 to July 2014. As a consultant since August 2013, he has advised the U.S. Department of Labor and the U.S. Department of Transportation during most of 2017 and worked on projects to develop the first Bitcoin IRA and the first state gold bullion depository in America. He has also been a professional speaker since August 2013. He was the vice president for corporate infrastructure of L&L Energy, Inc. from January 2011 to July 2013 and a director of L&L Energy, Inc. from January 2012 to September 2012. From September 2006 to January 2011, Mr. Moy served as Director of the United States Mint, the world’s largest manufacturer of coins and medals. He was appointed by President George W. Bush and unanimously confirmed by the U.S. Senate.

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He currently serves on the advisory board or board of directors of several privately-held companies: AID:Tech (a blockchain company that fights global corruption in foreign aid and relief with digital identification), OmniSparx (develops healthy decentralized token ecosystems), and Valaurum (which sells the smallest verifiable unit of gold in the world). He is also a member of the Executive Advisory Board for the School of Business & Economics of Seattle Pacific University, the Board of Regents for Trinity International University, and the National Council for C3 Leaders.

Mr. Moy has served on public, private and non-profit boards and advisory boards, including coin.co, Axon Connected, LLC, L&L Energy, Inc. (NASDAQ: LLEN), Xactimed, Emerald Health Network, Christianity Today International, and Tau Kappa Epsilon International Fraternity.

We believe that Mr. Moy is qualified to serve on our board of directors because of his extensive business experience derived from his current and past occupation.

Shelly Murphy

On June 14, 2021, we appointed Shelly Murphy as a director of our company.

Ms. Murphy is the CEO and Managing Partner of GSD Group, the innovation and strategy group behind Atari Hotels, and the Foundation Chair of the Woz Innovation Foundation, Steve Wozniak’s non-profit organization to help build the future of technology.

Ms. Murphy is at the nexus of creating new verticals in technology, education, and entertainment. Ms. Murphy has an extensive background and career experience in executive leadership, management, business development, and over two decades of experience in finance with over $900 million issued in private activity bonds. Ms. Murphy established her career and was appointed by Governor’s Executive Order as the Executive Director and CEO of Arizona Higher Education Loan Authority, a not-for-profit organization with a mission to provide low-cost education financing solutions.

Ms. Murphy currently serves on the Advisory Boards for OfferPad, an industry leader in innovative end-to-end real estate transactions, and The Game Fund Partners, a venture fund focused on Gaming, Esports, and related media.

We believe that Ms. Murphy is qualified to serve on our board of directors because of her extensive business experience derived from her current and past occupation.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers have been involved in any of the following events during the past ten years:

(a)	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
(b)	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
(c)	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

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(d)	being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
(e)	being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
(f)	being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

Summary Compensation

The particulars of compensation paid to the following persons:

(a)	all individuals serving as our principal executive officer during the year ended December 31, 2022;
(b)	each of two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers at December 31, 2022; and
(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at December 31, 2022,

who we will collectively refer to as the named executive officers, for all services rendered in all capacities to our company for the years ended December 31, 2022 and 2021 are set out in the following summary compensation table:

Summary Compensation Table – Years Ended December 31, 2022 and 2021

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
Scott Gallagher	2022				78,000	(1)			50,000	128,000
President	2021	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A

Bruce Elliott	2022	-	-	-	-		-	-	-	-
Former President	2021	-	-	-	435,600	(1)	-	-	-	435,600

Swapan Kakumanu	2022				179,400	(1)			56,000	235,400
Chief Financial Officer Secretary and Treasurer	2021	-	-	-	1,239,600	(1)	-	-	-	1,239,600

Notes:

(1)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16 of our annual financial statements for the years ended December 31, 2022 and 2021 for a description of the assumptions made in the valuation of these stock options.

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Narrative Disclosure to Summary Compensation Table

In connection with the appointment of Scott Gallagher as president, we have entered into an independent consultant agreement dated September 7, 2022. Pursuant to the agreement we have agreed to pay Mr. Gallagher a consulting fee of $10,000 per month, totaling $50,000 for the year ended December 31, 2022. The agreement may be terminated by (i) Mr. Gallagher by providing at least 30 days advance notice in writing, (ii) us by giving at least 30 days advance notice in writing, or (iii) us without notice in the event that Mr. Gallagher: (a) breaches any term of the agreement, (b) neglects the services or any other duty to be performed under the agreement, (c) engages in any conduct which is dishonest, or damages our reputation or standing, (d) is convicted of any criminal act, (e) engages in any act of moral turpitude, (f) files a voluntary petition in bankruptcy, or (g) is adjudicated as bankrupt or insolvent. Mr. Gallagher has also agreed for the term of the agreement not to compete with us in the business of providing services for blockchain initial coin offerings. During the term of the agreement and for a period of one year immediately following the termination or expiration of the agreement, Mr. Gallagher has agreed not to solicit or induce any customer, prospective customer, supplier, sales personnel, employee or independent contractor involved with us to terminate or breach any employment, contractual or other relationship with us, or to otherwise discontinue or alter such third party’s relationship with us.

From December 1, 2019 until his resignation as president of our company effective September 7, 2022 we paid Bruce Elliott a consulting fee in the amount of $1 per month.

Since October 1, 2017, we have paid Red to Black Inc., a company controlled by Swapan Kakumanu $4,000 per month which was amended to $10,000 per month from February 1, 2018, and to $12,500 per month from April 1, 2021 for providing accounting and controller services. On December 4, 2018, we removed Michael Blum as our chief financial officer in order to accommodate the appointment of Swapan Kakumanu as our chief financial officer in connection with our application to list our common stock on the TSX Venture Exchange. In connection with the appointment of Swapan Kakumanu as chief financial officer, we have entered into an independent consultant agreement dated December 4, 2018 with Swapan Kakumanu whereby we agreed to pay a consulting fee of $5,000 per month. Commencing December 1, 2019, the consulting agreement was amended to pay $1 per month. Commencing February 2021, Mr. Kakumanu’s monthly fee was restored to $5,000 and increased to $10,000 in March 2021. In 2022, to help our company, Mr. Kakumanu waived his monthly fees starting June 2022, had already taken monthly fees of $10,000 from January 2022 until May 2022, and then received a one-time fee of $6,000 in November 2022, resulting in total annual compensation of $56,000 for the year ended December 31, 2022. Subject to compliance with all applicable securities laws, we also agreed to grant to Mr. Kakumanu stock options in an amount to be determined by our board of directors. The agreement continues for a twelve-month term, which will automatically be renewed unless we provide 30 days prior written notice of our intention to not renew the agreement. The agreement may be terminated by (i) Mr. Kakumanu by providing at least 30 days advance notice in writing, (ii) us by giving at least 30 days advance notice in writing, or (iii) us without notice in the event that Mr. Kakumanu: (a) breaches any term of the agreement, (b) neglects the services or any other duty to be performed under the agreement, (c) engages in any conduct which is dishonest or damages our reputation or standing, (d) is convicted of any criminal act, (e) engages in any act of moral turpitude, (f) files a voluntary petition in bankruptcy, or (g) is adjudicated as bankrupt or insolvent. Mr. Kakumanu has also agreed, for the term of the agreement, not to compete with us in the business of providing services for blockchain initial coin offerings. During the term of the agreement, and for a period of one year immediately following the termination or expiration of the agreement, Mr. Kakumanu has agreed not to solicit or induce any customer, prospective customer, supplier, sales personnel, employee, or independent contractor involved with us to terminate or breach any employment, contractual or other relationship with us, or to otherwise discontinue or alter such third party’s relationship with us.

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On October 15, 2017, as amended on January 22, 2018, November 22, 2018, and December 7, 2020, our board of directors adopted and approved the 2017 Equity Incentive Plan. The purpose of the plan is to (a) enable us and any of our affiliates to attract and retain the types of employees, consultants and directors who will contribute to our long range success; (b) provide incentives that align the interests of employees, consultants and directors with those of our stockholders; and (c) promote the success of our business. On November 22, 2018, our board of directors amended our 2017 Equity Incentive Plan in connection with our application to list our common stock on the TSX Venture Exchange. On December 7, 2020, the plan was amended to provide that a total of 6,985,207 shares of our common stock will be available for the grant of stock options and no shares will be available for the grant of non-stock option awards.

On February 10, 2021, we granted 400,000 stock options to Bruce Elliott, and 400,000 stock options to Swapan Kakumanu. Each stock option is exercisable for a period of 10 years at a price of $1.17 per share. The stock options vest as to one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. On July 22, 2022 all of these stock option granted to Swapan Kakumanu were cancelled and on February 10, 2023, 266,667 of these stock options granted to Brue Elliott were cancelled.

On June 15, 2021, we granted 750,000 stock options to Swapan Kakumanu. Each stock option was exercisable for a period of 10 years at a price of $1.16 per share. The stock options vested as to one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. These stock options were cancelled on July 22, 2022

On August 26, 2022 we granted 800,000 stock options to Swapan Kakumanu and 1,000,000 stock options to Scott Gallagher. Each option is exercisable for a period of 10 years at a price of $0.09 per share. The stock options granted to Swapan Kakumanu with one half vesting upon issuance and one half in one year. The stock options granted to Scott Gallagher vest as to one-third on the date of grant, one-third on the first anniversary of the date of grant, and one-third on the second anniversary of the date of grant.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement or other termination of its directors or executive officers, or a change in control of our company or a change in our directors’ or executive officers’ responsibilities following a change in control.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of December 31, 2022:

	Option awards							Stock awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Bruce Elliott	200,000	(1)	-		-	0.10	October 15, 2027	-	-	-	-
Bruce Elliott	266,666	(2)(6)	133,334	(6)	-	1.17	February 10, 2031	-	-	-	-
Scott Gallagher	333,333	(3)	666,667			0.09	August 26, 2032	-	-	-	-
Swapan Kakumanu	100,000	(1)(5)	-		-	0.10	October 15, 2027	-	-	-	-
Swapan Kakumanu	1,150,000	(4)	1,150,000	(2)	-	0.09	August 26, 2032	-	-	-	-

Notes:

(1)	The stock options become exercisable as follows: (i) 1/3 upon the date of grant (October 15, 2017); (ii) 1/3 on the first anniversary date and (iii) 1/3 on the second anniversary date.
(2)	The stock options become exercisable as follows: (i) 1/3 upon the date of grant (February 10, 2021); (ii) 1/3 on the first anniversary date and (iii) 1/3 on the second anniversary date.
(3)	The stock options become exercisable as follows: (i) 1/3 upon the date of grant (August 26, 2022); (ii) 1/3 on the first anniversary date and (iii) 1/3 on the second anniversary date.
(4)	The stock options become exercisable as follows: (i) 1/2 upon the date of grant (August 26, 2022) and (ii) 1/2 on the first anniversary date.
(5)	These stock options are held by Red to Black Inc., a company controlled by Swapan Kakumanu.
(6)	Effective as of February 17, 2023, 133,334 of these stock options that did not vest prior to Mr. Elliott’s resignation as the president of our company on September 7, 2022 and 133,333 of these stock options that vested on February 10, 2022 were cancelled.

Compensation of Directors

During the year ended December 31, 2022, compensation to directors of our company is set out in the director compensation table below:

Director Compensation

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
Cameron Chell	65,000	-	195,000	(1)(5)	-	-	-	260,000
James P. Geiskopf	81,000	-	171,600	(2)(5)	-	-	-	252,600
Edmund C. Moy	-	-	62,400	(3)(5)	-	-	-	62,400
Shelly Murphy	-	-	39,000	(4)(5)	-	-	-	39,000

(1)	As of December 31, 2022, Mr. Chell owned the following stock options: stock options to purchase 400,000 shares of our common stock at an exercise price of $0.10 per share until October 15, 2027 pursuant to the stock option agreement dated October 15, 2017 and stock options to purchase 2,500,000 shares of our common stock at an exercise price of $0.09 per share until August 26, 2032 pursuant to the stock option agreement dated August 26, 2022.
(2)	As of December 31, 2022, Mr. Geiskopf owned the following stock options: stock options to purchase 400,000 shares of our common stock at an exercise price of $0.10 per share until October 15, 2027 pursuant to the stock option agreement dated October 15, 2017 and stock options to purchase 2,200,000 shares of our common stock at an exercise price of $0.09 per share until August 26, 2032 pursuant to the stock option agreement dated August 26, 2022.

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(3)	As of December 31, 2022, Mr. Moy owned the following stock options: stock options to purchase 800,000 shares of our common stock at an exercise price of $0.09 per share until August 26, 2032 pursuant to the stock option agreement dated August 26, 2022.
(4)	As of December 31, 2022, Ms. Murphy owned the following stock options: stock options to purchase 500,000 shares of our common stock at an exercise price of $0.09 per share until August 26, 2032 pursuant to the stock option agreement dated August 26, 2022.
(5)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718. See Note 16 of our annual financial statements for the years ended December 31, 2022 and 2021 for a description of the assumptions made in the valuation of these stock options.

On January 22, 2018, we entered into an offer letter with James P. Geiskopf, pursuant to which, among other things, we agreed to pay Mr. Geiskopf $120,000 in annual cash compensation commencing on January 1, 2018. Commencing January 1, 2022, the compensation increased to $15,000 per month. In 2022, to help our company, Mr. Geiskopf waived his monthly fees starting June 2022, but took a one-time fee of $6,000 in November 2022.

On April 1, 2021, we entered into an agreement with Cameron Chell, pursuant to which, among other things, we agreed to pay Mr. Chell $15,000 per month. Commencing February 1, 2022, the amount was decreased to $10,000 per month. Commencing April 1, 2022, the amount was increased to $15,000 per month. In 2022, to help our company, Mr. Chell waived his monthly fees starting June 2022.

In connection with the appointment of Edmund C. Moy as a director on February 9, 2018, we entered into an offer letter dated February 9, 2018 with Mr. Moy, pursuant to which, among other things, we agreed to pay Mr. Moy $50,000 in annual cash compensation and grant 100,000 stock options. Effective February 9, 2018, we granted to Mr. Moy 100,000 stock options, which are exercisable at an exercise price of $0.60 per share until February 9, 2028. The stock options become exercisable as follows: (i) 1/3 on the grant date, (ii) 1/3 on the first anniversary of the grant date and (iii) 1/3 on the second anniversary of the grant date. Commencing December 1, 2019, the cash compensation was no longer in effect.

In connection with the appointment of Shelly Murphy as a director on June 15, 2021, we entered into an offer letter dated June 15, 2021 with Ms. Murphy, pursuant to which, among other things, we granted to Ms. Murphy 200,000 stock options, which are exercisable at an exercise price of $1.16 per share until June 15, 2031. The stock options become exercisable monthly over 36 months as follows: 1/36 of the stock options vesting each month commencing on June 15, 2021.

On February 10, 2021, we granted stock options to our directors (200,000 stock options to Michael Blum, 400,000 stock options to Cameron Chell, 400,000 stock options to James P. Geiskopf, 200,000 to Edmund Moy, and 200,000 to James M. Carter). Each stock option is exercisable for a period of 10 years at a price of $1.17 per share. The stock options vest as to one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

On June 15, 2021, we granted stock options to our directors (1,000,000 stock options to Cameron Chell, 750,000 stock options to James P. Geiskopf, 200,000 to Edmund Moy, and 200,000 to Shelly Murphy). Each stock option is exercisable for a period of 10 years at a price of $1.16 per share. The stock options vest as to one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

On July 22, 2022, we cancelled the stock options granted to the directors that had been issued in 2018 and 2021 (1,400,000 stock options from Cameron Chell, 1,150,000 stock options from James P. Geiskopf, 500,000 stock options from Edmund Moy, and 200,000 stock options from Shelly Murphy).

On August 26, 2022, we granted stock options to our directors (2,500,000 stock options to Cameron Chell, 2,200,000 stock options to James P. Geiskopf, 800,000 to Edmund Moy, and 500,000 to Shelly Murphy). Each stock option is exercisable for a period of 10 years at a price of $0.09 per share. The stock options vest as to one-half on the date of grant and one-half on the first anniversary of the date of grant.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of May 9, 2023, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of any class of our voting securities and by each of our directors, our named executive officers and by our executive officers and directors as a group.

Name	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(1)(2)
Bruce Elliott	Common Stock	333,333	(3)	*
Scott Gallagher	Common Stock	2,558,333	(4)	2.53%
Swapan Kakumanu	Common Stock	3,687,857	(5)	1.44%
Cameron Chell	Common Stock	1,863,037	(6)	1.86%
James P. Geiskopf	Common Stock	6,137,857	(7)	6.00%
Edmund C. Moy	Common Stock	901,000	(8)	*
Shelly Murphy	Common Stock	3,050,000	(9)	3.07%
All current executive officers and directors as a group (6 persons)	Common Stock	18,198,081		16.35%
SEGUS Holdings Ltd. 2140 S Dupont HWY Camden, DE 19934	Common Stock	10,342,948	(10)	9.99%
Aquam Pomis Citrum Capital Inc. 1209 Orange Street Wilmington, DE 19801	Common Stock	8,946,185	(11)	8.57%

Notes

* Less than 1%.

(1)	Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Common stock subject to stock options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such stock option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Percentage of ownership is based on 98,690,066 shares of our common stock issued and outstanding as of May 9, 2023.
(3)	Consists of 333,333 shares of our common stock underlying 333,333 stock options that are vested or will be vested within 60 days.
(4)	Consists of 225,000 shares of our common stock held directly and 2,333,333 shares of our common stock underlying 2,333,333 stock options that are vested or will be vested within 60 days.
(5)	Consists of 137,857 shares of our common stock held directly, 50,000 shares of our common stock held by Red to Black Inc., a company controlled by Mr. Kakumanu, 250,000 shares of our common stock underlying 250,000 warrants issued to FogDog Energy Solutions Inc., a company controlled by Mr. Kakumanu, 100,000 shares of our common stock underlying 100,000 stock options granted to Red to Black Inc. that are vested or will be vested within 60 days and 3,150,000 shares of our common stock underlying 3,150,000 stock options granted to Mr. Kakumanu that are vested or will be vested within 60 days.
(6)	Consists of 213,034 shares of our common stock held directly, 1,650,000 shares of our common stock underlying 1,650,000 stock options that are vested or will be vested within 60 days.
(7)	Consists of 2,637,857 shares of our common stock and 3,500,000 shares of our common stock underlying 3,500,000 stock options that are vested or will be vested within 60 days.
(8)	Consists of 1,000 shares of our common stock and 900,000 shares of our common stock underlying 900,000 stock options that are vested or will be vested within 60 days.
(9)	Consists of 2,300,000 shares of our common stock held by GSD Group LLC., a company whose CEO is Ms. Murphy, and 750,000 shares of our common stock underlying 750,000 stock options that are vested or will be vested within 60 days.
(10)	Consists of 5,500,000 shares of our common stock, 2,750,000 shares of our common stock that may be issued upon exercise of common stock purchase “A” warrants of our company and 2,750,000 shares of our common stock that may be issued upon exercise of common stock purchase “B” warrants of our company, subject to the A&B Beneficial Ownership Limitation. Does not include warrants to purchase an aggregate of 2,421,001 shares of our common stock being offered pursuant to this prospectus as they are subject to the Beneficial Ownership Limitation.
(11)	Consists of 3,253,593 shares of our common stock, 1,392,592 shares of our common stock that may be issued upon exercise of warrants, 1,550,000 shares of our common stock that may be issued upon exercise of common stock purchase “A” warrants of our company, 1,550,000 shares of our common stock that may be issued upon exercise of common stock purchase “B” warrants of our company and 1,200,000 shares of our common stock that may be issued upon exercise of warrants. Does not include warrants to purchase an aggregate of 1,956,521 shares of our common stock being offered pursuant to this prospectus as they are subject to the Beneficial Ownership Limitation.

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Changes in Control

We are unaware of any arrangement the operation of which may at a subsequent date result in a change of control of our company.

Transactions with Related Persons, Promoters and Certain Control Persons and Corporate Governance

Other than as disclosed below, there has been no transaction, since January 1, 2020, or currently proposed transaction, in which the Company were or are to be a participant and the amount involved exceeds $48,192.72, being the lesser of $120,000 or one percent of the average of its total assets at year-end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(i)	any director or executive officer of our company;
(ii)	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of any class of our voting securities;
(iii)	any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of our company when it was a shell company; and
(iv)	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

Effective as of December 10, 2020, we entered into a business services agreement with Business Instincts Group Inc. (“BIG”), whereby we retained the services of BIG to provide various business and product development services. The term of the business services agreement, the services to be provided by BIG under the business services agreement and the amounts to be paid to BIG for providing the services under the business services agreement (the “Fees”) will be set out separately in the future as separate schedules to the business services agreement. We and BIG have agreed that the Fees be calculated based on new business services agreements we sign with our customers and such Fees will not be more than eighty percent of the fees that we charge our customers. We expect that the Fees will be eighty percent of the fees that we charge our customers for most of our customers. Under the business services agreement, the Fees are to be calculated only on the revenue earned and collected by us from our customers that relates to monthly services fee and product development fees and the Fees will not be calculated on any revenues earned and collected by us from our customers that are based on transaction processing fees or any revenue earned in the form of equity or joint venture or profit-sharing arrangements in our customer’s company. Under the business services agreement, we are responsible for paying specific disbursements charged by third parties to BIG relating to the business services agreement, including graphic design, creative, legal and other advisory fees. We have also agreed to reimburse BIG for any out-of-pocket expenses incurred by BIG in connection with the business services agreement and carrying out the services once we collect these out-of-pocket expenses from our customers. Any out-of-pocket expenses and disbursements to be charged by third parties must be pre-approved by us. Our chairman and director, Cameron Chell, was a director, officer and an indirect shareholder of BIG until January 15, 2021.

On February 10, 2021, we granted stock options to our former directors (200,000 stock options to Michael Blum and 200,000 to James M. Carter). Each stock option was exercisable for a period of 10 years at a price of $1.17 per share. The stock options were to vest as to one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant. On June 14, 2021, Messrs. Blum and Carter resigned as directors of our company and as of December 31, 2022, Mr. Carter owned no stock options of our company.

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We entered into 7 promissory notes with rate of interest payable at 5% per annum on July 18, 2019, August 9, 2019, September 13, 2019, October 4, 2019, November 19, 2019, December 18, 2019, and January 9, 2020 with BIG. We repaid BIG $101,460 of the principal amount owing in the fiscal year ended December 31, 2020. As of March 15, 2023, we owed $0 in principal and interest (December 31, 2022 - $0, December 31, 2021 - $28,804 and December 31, 2020 - $414,547). The largest aggregate principal outstanding during the period from January 1, 2021 to December 31, 2022 was $0. No interest was paid in the period from January 1, 2020 to December 31, 2021. Our chairman and director, Cameron Chell, was a director, officer and an indirect shareholder of BIG until January 15, 2021.

We engaged two clients to build out their business models, technology strategy, market entry strategy, and capital structure, including a blockchain platform launch. We signed an agreement with BIG in which 80% of the revenue received is reimbursed to BIG for expenses incurred to meet the performance obligations as outlined above. For the year ended December 31, 2021, we incurred expenses of which $140,000 was payable as at December 31, 2021 to BIG related to these customers. For the year ended December 31, 2022, we incurred expenses of $294,000 of which $147,000 was payable as at December 31, 2022 to BIG related to these customers.

Effective as of May 5, 2021, we loaned $400,000 to Fogdog Energy Solutions Inc. (“Fogdog”) pursuant to convertible promissory note. The note bears interest at a rate of 4% per annum and comes due on May 5, 2022. The note may not be prepaid without the written consent of our company. Under certain conditions as outlined in the promissory note, we may convert the outstanding loan into common shares. Our chief financial officer, secretary and treasurer, Swapan Kakumanu, is a director, chief financial officer and a shareholder of Fogdog. Accrued interest as of December 31, 2021 is $24,773. Effective as of August 20, 2021, we loaned an additional $850,000 to Fogdog Energy Solutions Inc. pursuant to convertible promissory note. The note bears interest at a rate of 10% per annum and comes due on August 20, 2027. The note may not be prepaid without the written consent of our company. Under certain conditions as outlined in the promissory note, we may convert the outstanding loan into common shares. Our chief financial officer, secretary and treasurer, Swapan Kakumanu, is a director, chief financial officer and a shareholder of Fogdog. The largest aggregate amount of principal outstanding during the period for which disclosure is provided and the amount thereof outstanding as of the latest practicable date is $1,250,000. The amount of principal and accrued interest paid during the periods for which disclosure is provided is $nil. Accrued interest as at December 31, 2022 and 2021 is $142,493 and $24,773, respectively. On March 15, 2023, our company and FogDog agreed to an extension of terms on both the loan and note payable extending the respective maturity dates to December 31, 2028 and December 31, 2024.

On December 29, 2021, we completed a private placement of an aggregate of 173,609 shares of common stock at a price of $0.288 per share for aggregate gross proceeds of $50,000. Of the 173,609 shares: (i) Cameron Chell, our chairman and director, subscribed for 59,027 shares of our common stock; (ii) Swapan Kakumanu, our Chief Financial Officer, subscribed for 57,291 shares of our common stock; and (iii) James P. Geiskopf, our lead director, subscribed for 57,291 shares of our common stock.

On January 28, 2022, we completed a private placement of an aggregate of 244,139 shares of common stock at a price of $0.2048 per share for aggregate gross proceeds of $50,000. Of the 244,139 shares: (i) Cameron Chell, our chairman and director, subscribed for 83,007 shares of our common stock; (ii) Swapan Kakumanu, our Chief Financial Officer, subscribed for 80,566 shares of our common stock; and (iii) James P. Geiskopf, our lead director, subscribed for 80,566 shares of our common stock.

On March 7, 2023, we issued 900,000 shares of common stock of our company at a deemed price of $0.10 per share in settlement of debt in the amount of $90,000. We issued these shares to GSD Group, LLC, whose CEO is Shelly Murphy, a director of our company.

On April 4, 2023, we issued 725,000 shares of common stock of our company at a deemed price of $0.05 per share in settlement of debt in the amount of $36,250. We issued 500,000 of these shares to GSD Group, LLC, whose CEO is Shelly Murphy, a director of our company and 225,000 of these shares to Scott Gallagher, the president of our company.

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Compensation for Executive Officers and Directors

For information regarding compensation for our executive officers and directors, see “Executive Compensation”.

Director Independence

We currently act with four directors consisting of Cameron Chell, James P. Geiskopf, Edmund C. Moy, and Shelly Murphy. Our common stock is quoted on the OTCQB operated by the OTC Markets Group, which does not impose any director independence requirements. Under NASDAQ Rule 5605(a)(2), a director is not independent if, among other things, (1) he or she is also an executive officer or employee of the corporation or was, at any time during the past three years, employed by the corporation; or (2) he or she accepted or who has a family member who accepted any compensation from our company in excess of $120,000 during any period of twelve consecutive months within the past three years, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of our company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation. Using this definition of independent director, we have three independent directors, James Geiskopf, Edmund C. Moy, and Shelly Murphy.

In addition, James P. Geiskopf, Edmund C. Moy, and Shelly Murphy, the members of our audit committee, have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from our company or subsidiary other than in his or her capacity as a member of the audit committee, our board of directors, or any other board committee, and each member of our audit committee is not a beneficial owner, directly or indirectly, of more than 10% of our common stock and is not an executive officer of our company. Accordingly, they are independent under independence standards applicable to the audit committee of a company whose stock is listed on the Nasdaq Capital Market.

Where You Can Find More Information

We are not required to deliver an annual report to our stockholders unless our directors are elected at a meeting of our stockholders or by written consents of our stockholders. If our directors are not elected in such manner, we are not required to deliver an annual report to our stockholders and will not voluntarily send an annual report.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

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18,415,379 Shares

MetaWorks Platforms, Inc.

Common Stock

Prospectus

May 9, 2023

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